Exhibit 10.1

EXECUTION VERSION

Deal CUSIP 15650LAA2
Revolving Loan CUSIP 5650LAB0

CREDIT AGREEMENT

DATED AS OF NOVEMBER 1, 2024

AMONG

CENTURY COMMUNITIES, INC.,
AS BORROWER,

THE LENDERS,

U.S. BANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A.
AND
BMO BANK N.A.,
AS CO-SYNDICATION AGENTS,

FIFTH THIRD BANK, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION
AND
ZIONS BANCORPORATION, N.A. dba VECTRA BANK COLORADO,
AS CO-DOCUMENTATION AGENTS,

AND

U.S. BANK NATIONAL ASSOCIATION,
AS SOLE BOOK RUNNER,

AND

U.S. BANK NATIONAL ASSOCIATION, BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION AND PNC BANK, NATIONAL ASSOCIATION,
AS JOINT LEAD ARRANGERS

i

3.3.	Availability of Types of Borrowings; Adequacy of Interest Rate; Benchmark Replacement	63
3.4.	Funding Indemnification	65
3.5.	Taxes	66
3.6.	Illegality	70

ARTICLE IV CONDITIONS PRECEDENT		71

4.1.	Initial Credit Extension	71
4.2.	Each Credit Extension	73

ARTICLE V REPRESENTATIONS AND WARRANTIES		73

5.1.	Entity Existence	73
5.2.	Financial Statements; Etc	74
5.3.	Action; No Breach	74
5.4.	Operation of Business	74
5.5.	Litigation and Judgments	74
5.6.	Rights in Properties; Liens	75
5.7.	Enforceability	75
5.8.	Approvals	75
5.9.	Taxes	75
5.10.	Use of Proceeds; Margin Stock	75
5.11.	ERISA	76
5.12.	Disclosure	76
5.13.	Subsidiaries	76
5.14.	Agreements	77
5.15.	Compliance with Laws	77
5.16.	Inventory	77
5.17.	Regulated Entities	77
5.18.	Environmental Matters	77
5.19.	Anti-Corruption Laws; Sanctions; Etc	78
5.20.	Patriot Act	78
5.21.	Insurance	79
5.22.	Solvency	79
5.23.	Businesses	79
5.24.	Labor Matters	79
5.25.	Material Agreements	79
5.26.	Intellectual Property	79
5.27.	Beneficial Ownership Certification	79

ARTICLE VI AFFIRMATIVE COVENANTS		79

6.1.	Financial Reporting	79
6.2.	Maintenance of Existence; Conduct of Business	82
6.3.	Maintenance of Properties	82
6.4.	Taxes and Claims	82
6.5.	Insurance	83
6.6.	Inspection Rights	83
6.7.	Keeping Books and Records	83

6.8.	Compliance with Laws	83
6.9.	Compliance with Agreements	83
6.10.	Further Assurances	83
6.11.	ERISA	84
6.12.	[Reserved]	84
6.13.	Additional Guarantors	84
6.14.	Lien Claims	84
6.15.	Construction Responsibilities	85
6.16.	Sanctions; Anti-Corruption Laws	85
6.17.	Anti-Money Laundering Compliance	85

ARTICLE VII NEGATIVE COVENANTS		85

7.1.	Indebtedness	85
7.2.	Liens	86
7.3.	Mergers, Etc	87
7.4.	Restricted Payments	87
7.5.	Investments	88
7.6.	Limitation on Issuance of Equity	88
7.7.	Transactions with Affiliates	89
7.8.	Disposition of Assets	89
7.9.	Sale and Leaseback	89
7.10.	Prepayment of Indebtedness	89
7.11.	Nature of Business	89
7.12.	Environmental Protection	89
7.13.	Accounting	90
7.14.	Burdensome Agreements	90
7.15.	Subsidiaries	90
7.16.	Amendments of Constituent Documents	90
7.17.	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	90
7.18.	Financial Covenants	90

ARTICLE VIII DEFAULTS AND REMEDIES		91

8.1.	Events of Default	91
8.2.	Acceleration; Remedies	94
8.3.	Application of Funds	95

ARTICLE IX THE ADMINISTRATIVE AGENT		96

9.1.	Appointment and Authority	96
9.2.	Rights as a Lender or Issuing Bank	96
9.3.	Exculpatory Provisions	96
9.4.	Reliance by Administrative Agent	98
9.5.	Delegation of Duties	98
9.6.	Resignation of Administrative Agent	98
9.7.	Non-Reliance on Agents and Other Lenders	99
9.8.	No Other Duties	100
9.9.	Administrative Agent May File Proofs of Claim	100
9.10.	Guarantor Releases	101

9.11.	Certain ERISA Matters	101
9.12.	Erroneous Payments	102

ARTICLE X MISCELLANEOUS		104

10.1.	Notices; Effectiveness; Electronic Communication	104
10.2.	Amendments and Waivers	105
10.3.	Expenses; Indemnity; Damage Waiver	107
10.4.	Successors and Assigns	109
10.5.	Setoff	114
10.6.	Payments Set Aside	114
10.7.	Survival	114
10.8.	Governmental Regulation	115
10.9.	Headings	115
10.10.	Entire Agreement	115
10.11.	Several Obligations	115
10.12.	Severability of Provisions	115
10.13.	Treatment of Certain Information	115
10.14.	Nonreliance	117
10.15.	No Advisory or Fiduciary Responsibility	117
10.16.	PATRIOT Act	118
10.17.	Counterparts; Effectiveness	118
10.18.	Electronic Execution of Assignments	118
10.19.	Document Imaging; Telecopy and PDF Signatures; Electronic Signatures	118
10.20.	Governing Law	119
10.21.	Jurisdiction	119
10.22.	Waiver of Venue	119
10.23.	Service of Process	120
10.24.	WAIVER OF JURY TRIAL	120
10.25.	Judicial Reference	120
10.26.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	122
10.27.	Acknowledgement Regarding Any Supported QFCs	122

SCHEDULES

SCHEDULE 1.1(a)	Commitments; Issuing Bank Sublimits
SCHEDULE 1.1(b)	Existing Letters of Credit
SCHEDULE 5.5	Litigation and Judgments
SCHEDULE 5.6(b)	Owned Real Property
SCHEDULE 5.13	Real Estate Subsidiaries
SCHEDULE 5.25	Material Agreements
SCHEDULE 7.1	Existing Indebtedness
SCHEDULE 7.5	Existing Investments

EXHIBITS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Notice of Obligations
EXHIBIT E-1	Form of Borrowing Notice
EXHIBIT E-2	Form of Conversion/Continuation Notice
EXHIBIT E-3	Form of Prepayment Notice
EXHIBIT F	Form of Note
EXHIBITS G-1 to G-4	Forms of U.S. Tax Compliance Certificate

v

CREDIT AGREEMENT

This Credit Agreement, dated as of November 1, 2024, is between Century Communities, Inc., a Delaware corporation (the “Borrower”), the Lenders and U.S. Bank National Association, a national banking association, as Administrative Agent. The parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1.         Definitions. As used in this Agreement:

“Acceptable Bank” means any Lender or any United States bank having capital, surplus, and undivided profits aggregating at least $250,000,000.

“Account” means an account, as defined in the UCC.

“Acquisition” means any transaction, or any series of related transactions, by which any Person (a) acquires any going-concern business or all or substantially all of the assets of any firm, corporation, limited liability company or partnership, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the outstanding Equity Interests of a corporation that have ordinary voting power for the election of directors (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding Equity Interests of a partnership or limited liability company.

“Additional Commitment Lender” is defined in Section 2.26(d).

“Adjusted Daily Simple SOFR Base Rate” means, with respect to any Daily Simple SOFR Borrowing for any day, an interest rate per annum equal to the sum of (a) the Daily Simple SOFR Base Rate for such day, plus (b) the SOFR Adjustment.

“Adjusted Term SOFR Screen Rate” means, with respect to any Term SOFR Borrowing for any Interest Period, an interest rate per annum equal to the sum of (a) the Term SOFR Screen Rate for such Interest Period, plus (b) the SOFR Adjustment.

“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article IX, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of Equity Interests of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Equity Interests, by contract or otherwise.

“Agent Parties” means the Administrative Agent and its Related Parties.

“Aggregate Commitment” means the aggregate of the unexpired Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. As of the Closing Date, the Aggregate Commitment is $900,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Revolving Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Adjusted Term SOFR Screen Rate for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Screen Rate for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Screen Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when Term SOFR Borrowings are unavailable pursuant to Section 2.11 or 3.3, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.

“Anti-Corruption Laws” means all state or federal Laws, rules and regulations applicable to the Loan Parties or any of their Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA and the Bank Secrecy Act, and other similar anti-corruption laws, rules and regulations in other jurisdictions.

“Anti-Terrorism Laws” has the meaning set forth in Section 5.20.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such Person is subject.

“Applicable Margin” means, with respect to Loans of any Type and commitment fees at any time, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.1(d):

Level	Leverage Ratio	Term SOFR Rate and Daily Simple SOFR Rate	Base Rate	Commitment Fee Rate
1	< 35%	1.45%	0.45%	0.20%
2	> 35% but < 40%	1.55%	0.55%	0.20%
3	> 40% but < 45%	1.80%	0.80%	0.25%
4	> 45% but < 50%	2.05%	1.05%	0.30%
5	> 50%	2.30%	1.30%	0.35%

Adjustments, if any, to the Applicable Margin shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of a Compliance Certificate is required pursuant to Section 6.1(d) until the first day of the first fiscal month immediately following the next such date on which delivery of a Compliance Certificate is so required. If the Borrower fails to deliver a Compliance Certificate to the Administrative Agent at the time required pursuant to Section 6.1(d), then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until five days after such Compliance Certificate is so delivered.

Notwithstanding the foregoing, Level 1 shall apply until the Administrative Agent receives the applicable Compliance Certificate for the Borrower’s first fiscal quarter ending after the Closing Date, and adjustments to the Level then in effect shall thereafter be effected in accordance with the preceding paragraph.

Without limitation of any rights of the Administrative Agent and the Lenders under the Loan Documents or Applicable Law, including without limitation pursuant to Sections 2.11 and 8.2, if any financial statement or certification is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (c) promptly pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment the Administrative Agent shall promptly distribute to the Lenders entitled thereto.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Commitments represented by such Revolving Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Period” is defined in the definition of “Applicable Margin.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Sales Contract” means a bona fide, legally binding, enforceable contract for the sale of a House, between Borrower (or one of its Subsidiaries), as seller, and a third party unrelated to Borrower, as buyer, with respect to which (i) the form of such contract of sale shall be substantially consistent with those customarily used by Borrower or its Subsidiaries, and (ii) a non-refundable earnest money deposit in an amount acceptable to Borrower has been delivered to either an independent escrow agent or to Borrower.

“Arrangers” means (i) U.S. Bank and its successors, in its capacities as Joint Lead Arranger and Sole Book Runner, and (ii) BofA Securities, Inc., JPMorgan Chase Bank, N.A., Fifth Third Bank, National Association and PNC Bank, National Association, and their respective successors, in their capacity as Joint Lead Arranger.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the chief executive officer, chief financial officer or general counsel of the Borrower, acting singly.

“Available Aggregate Commitment” means, at any time, the aggregate Commitments then in effect minus the aggregate Revolving Exposures at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.

“Base Rate Borrowing” means a Borrowing that, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Base Rate Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Benchmark” means, initially, in the case of Term SOFR Loans, the Term SOFR Screen Rate, and, in the case of Daily Simple SOFR Loans, the Daily Simple SOFR Base Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.3(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.3(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)          The Adjusted Daily Simple SOFR Base Rate; or

(2)        the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with a Benchmark Replacement pursuant to clause (2) of the definition of “Benchmark Replacement” for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing”, “Daily Simple SOFR Borrowing” and “Term SOFR Borrowing,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)        in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); and

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)         a public statement or publication of information by any of the entities referenced in clause (2) above announcing that such Benchmark (or the published component used in the calculation thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System.

“Bond Indenture” means collectively, (a) that certain Indenture, dated May 23, 2019, by and among (i) Century Communities, Inc., as issuer, (ii) the guarantors named therein, and (iii) U.S. Bank National Association, as trustee, regarding the issuance of $500,000,000 of 6.750% Senior Notes Due 2027, and (b) that certain Indenture, dated August 23, 2021, by and among (i) Century Communities, Inc., as issuer, (ii) the guarantors named therein, and (iii) U.S. Bank National Association, as trustee, regarding the issuance of $500,000,000 of 3.875% Senior Notes Due 2029.

“Borrower” is defined in the opening paragraph hereof.

“Borrower Materials” is defined in Section 10.13(b).

“Borrowing” means a borrowing hereunder (a) made by some or all of the Lenders on the same Borrowing Date or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Term SOFR Loans, for the same Interest Period.

“Borrowing Base” means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.1(c), equal to the difference of (a) the Maximum Credit Amount for all Borrowing Base Property as of such date, minus (b) the aggregate outstanding principal amount of Other Debt (other than Indebtedness of the type specified in clause (l) of the definition of “Indebtedness” except to the extent drawn and not reimbursed) as of such date.

“Borrowing Base Certificate” means a certificate executed by an Authorized Officer, in the form of Exhibit B (with such modifications to such form as may be reasonably requested by the Administrative Agent or the Required Lenders from time to time, and, for the avoidance of doubt, any modification that changes a component of or the method of calculating the Borrowing Base shall be subject to and approved in accordance with Section 10.2), setting forth the Borrowing Base and the component calculations in respect of the foregoing.

“Borrowing Base Property” means, collectively, any Cash and Equivalents, Escrow Receivables, Entitled Land, LUD, Lots, Model Houses, Pre-Sold Houses and Spec Houses, that (a) appear in the most recent Borrowing Base Certificate reasonably approved by Administrative Agent, (b) are entirely owned in fee simple absolute by Borrower, or by one of its Subsidiaries that is also a Guarantor, (c) are free of Liens, except Liens described in clauses (a) through (f) of Section 7.2, (d) are located within the United States of America and (e) otherwise comply with the terms and conditions set forth in this Agreement.

“Borrowing Date” means a date on which a Borrowing or L/C Credit Extension is made.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with the Adjusted Daily Simple SOFR Base Rate, the Adjusted Term SOFR Screen Rate, the Daily Simple SOFR Base Rate, the Daily Simple SOFR Rate, SOFR, Term SOFR, the Term SOFR Screen Rate or the Term SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash and Equivalents” means (a) cash, currency, or a credit balance in a Deposit Account, and (b) Temporary Certificates of Deposit, but only to the extent any of the foregoing are free of liens, encumbrances, negative pledges or any other restrictions.

“Cash Collateralize” means to deposit in the L/C Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more Issuing Banks or Revolving Lenders, as collateral for L/C Obligations or obligations of Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Banks agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Banks. “Cash Collateral” has a meaning correlative to the foregoing and includes the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” means, for any Person for any period, total interest expense in respect of all outstanding Indebtedness actually paid or that is payable by such Person during such period, including, without limitation, all commissions, discounts and other fees and charges with respect to letters of credit, but excluding interest expense not payable in cash, all as determined in accordance with GAAP.

“Cash Management Services” means any banking services that are provided to the Borrower or any Subsidiary by the Administrative Agent or any other Lender or any Affiliate of any of the foregoing (at the time such banking service is entered into), including without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) freight payable transactions, (g) automated clearing house or wire transfer services or (h) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“CCCP” is defined in Section 10.25(b).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting Equity Interests of the Borrower on a fully diluted basis or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved or recommended by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved or recommended by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board.

“Closing Date” means the first date on which the conditions in Section 4.1 are satisfied.

“Co-Documentation Agent” means each of Fifth Third Bank, National Association, PNC Bank, National Association and Zions Bancorporation, N.A., dba Vectra Bank Colorado.

“Co-Syndication Agent” means each of Bank of America, N.A., JPMorgan Chase Bank, N.A. and BMO Bank N.A.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Letters of Credit issued upon the application of, the Borrower, in an amount not exceeding the amount set forth in Schedule 1.1(a), as it may be modified (a) pursuant to Section 2.7, (b) as a result of any assignment that has become effective pursuant to Section 10.4(b) or (c) otherwise from time to time pursuant to the terms hereof. As of the Closing Date, the aggregate amount of the Lenders’ Commitments is $900,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).

“Communications” is defined in Section 10.1(d)(ii).

“Competing Homebuilder” means any Person that is listed on the most recent Builder 100 list published by Builder magazine, ranked by revenues or closings (a “Ranked Homebuilder”), or any Person that is owned or controlled by a Ranked Homebuilder solely to the extent such Person has the name of the Ranked Homebuilder in its legal name (or if such list is no longer published, identified in such other published list or through such other means as reasonably determined by the Administrative Agent and provided to the Lenders).

“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit C.

“Computation Date” is defined in Section 2.2.

“Condominium Unit” means a physical portion of a condominium building (which building may not exceed a height of four stories) that is designated for separate ownership and occupancy as a single-family residence.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning the disposition of Equity Interests of such Person or voting rights among such Person’s owners.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 10.27.

“Credit Extension” means a Borrowing or an L/C Credit Extension.

“Daily Simple SOFR Base Rate” means, for any day, an interest rate per annum equal to the greater of (a) SOFR for the day that is five Business Days prior to (i) if such day is a Business Day, such day or (ii) if such day is not a Business Day, the Business Day immediately preceding such day, and (b) zero; provided that if SOFR is not published on such Business Day due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the applicable SOFR rate shall be the SOFR rate last published prior to such Business Day. Any change in the Daily Simple SOFR Base Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. For purposes of determining any interest rate hereunder or under any Loan Document which is based on the Daily Simple SOFR Base Rate, such interest rate shall change as and when the Daily Simple SOFR Base Rate shall change.

“Daily Simple SOFR Borrowing” means a Borrowing that, except as otherwise provided in Section 2.11, bears interest at a rate based on the Daily Simple SOFR Rate.

“Daily Simple SOFR Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at a rate based on the Daily Simple SOFR Rate.

“Daily Simple SOFR Rate” means for any day, a rate per annum equal to (a) the Adjusted Daily Simple SOFR Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Adjusted Daily Simple SOFR Base Rate or the Applicable Margin changes.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event that with the lapse of time or the giving of notice, or both, would be an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the Issuing Banks or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days after the date when due, (b) has notified the Borrower, the Administrative Agent or an Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Banks and each Lender.

“Deposit Account” means a demand, time, savings, passbook, or like account maintained in the United States with an Acceptable Bank.

“Deposits” is defined in Section 10.5.

“Determination Date” has the meaning provided in the definition of Term SOFR Screen Rate.

“Dispute” is defined in Section 10.25(a).

“Dollar” and “$” mean the lawful currency of the United States of America.

“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“EBITDA” means, for any Person for any period, an amount equal to (a) Net Income plus (b) the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) income tax expense determined in accordance with GAAP; (iii) depreciation; (iv) amortization; (v) extraordinary losses determined in accordance with GAAP prior to the effectiveness of FASB ASU 2015-01; (vi) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period; and (vii) losses related to Mortgage Loans Held for Sale, minus (c) the sum of the following to the extent included in the calculation of Net Income: (i) extraordinary gains determined in accordance with GAAP prior to the effectiveness of FASB ASU 2015-01; (ii) all non-recurring, non-cash items increasing Net Income; and (iii) gains related to Mortgage Loans Held for Sale.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Entitled Land” means any Land that has been zoned by the applicable Governmental Authority to permit Houses thereon.

“Environmental Laws” means any and all federal, state, and local Laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses and other governmental restrictions and requirements pertaining to health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present or future operations of such Person or its Affiliates.

“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 4001 of ERISA, Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability with respect to a Plan or Multiemployer Plan under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, (g) the failure of any Loan Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA or Section 430 of the Code or is in endangered or critical status under Section 305 of ERISA or Section 432 of the Code.

“Erroneous Payment” is defined in Section 9.12(a).

“Escrow Receivables” means the net proceeds payable to, but not yet received by, the Borrower or any Guarantor and held in escrow following a closing of the sale of a House by the Borrower or a Guarantor to a bona fide purchaser for value.

“ESRA” means the Electronic Signatures and Records Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” is defined in Article VIII.

“Evergreen Letter of Credit” is defined in Section 2.20(b)(ii).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation with respect to a Lender-Provided Swap if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Letter(s) of Credit” means each letter of credit identified on Schedule 1.1(b).

“Extension Date” is defined in Section 2.26(a).

“Extension Notice” is defined in Section 2.26(a).

“Facility Termination Date” means November 1, 2028, any later date specified as the Facility Termination Date in accordance with Section 2.26 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.), (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Floor” means the benchmark rate floor (which, as of the date of this Agreement, is 0.00%), if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Screen Rate or Daily Simple SOFR Base Rate, as applicable.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.2, subject to Section 1.3.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Indebtedness or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary that is a party to a Guaranty, either on the Closing Date or pursuant to Section 6.13, and their respective successors and assigns.

“Guaranty” means each Guaranty dated as of the Closing Date or as of a later date executed by any of the Loan Parties in favor of the Administrative Agent, for the benefit of the Lenders.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum and polychlorinated biphenyls.

“Hostile Acquisition” means (a) an Acquisition of the Equity Interests of a Person by means of a hostile takeover, hostile tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such Acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such Acquisition as to which such approval has been withdrawn.

“House” means a single-family attached or detached residence, or Condominium Unit, to be constructed by Borrower (or one of its Subsidiaries) upon a Lot in accordance with the applicable provisions hereof. Where the context requires, the term “House” shall include the Lot upon which the residence is constructed.

“Incremental Commitment” is defined in Section 2.27(a).

“Incremental Effective Date” is defined in Section 2.27(c).

“Incremental Lender” is defined in Section 2.27(b).

“Indebtedness” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services (solely to the extent that such obligations are required to be included as debt on a balance sheet of such Person prepared in accordance with GAAP), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all Indebtedness or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases”; (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan; (n) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person, valued, in the case of redeemable preferred stock interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends; and (o) Swap Obligations (after giving effect to any applicable netting provisions).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” means each of the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Bank and each Related Party of any of the foregoing.

“Information” is defined in Section 10.13(a).

“Inspire” means Inspire Home Loans Inc., a Delaware corporation (which is a Wholly-Owned Subsidiary of the Borrower).

“Intangible Assets” means the following assets of any Person: (a) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto; (b) patents, trademarks, trade names and copyrights; (c) deferred expenses; (d) loans and advances to any stockholder, director, officer or employee of such Person or any Affiliate of such Person; and (e) all other assets which are properly classified as intangible assets.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

“Interest Differential” is defined in Section 3.4.

“Interest Period” means, with respect to a Term SOFR Borrowing, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that:

(a)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)         any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)          no Interest Period shall extend beyond the Facility Termination Date; and

(d)        no tenor that has been removed from this definition pursuant to Section 3.3(b)(iv) may be available for selection by the Borrower.

“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) Equity Interests, bonds, mutual funds, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificates of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Bank” means each of U.S. Bank, Texas Capital Bank, Bank of America, N.A., Fifth Third Bank, National Association, PNC Bank, National Association, BMO Bank N.A. and Zions Bancorporation, N.A., d/b/a Vectra Bank Colorado (in each case through itself or through one of its designated Affiliates or branch offices) in its capacity as issuer of Letters of Credit, and each other Lender (if any) that the Borrower from time to time selects as an Issuing Bank pursuant to Section 2.20 and that has agreed in writing to be an Issuing Bank. Any Issuing Bank may, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of such Issuing Bank, in which case the term “Issuing Bank” includes any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Issuing Bank Sublimit” means, with respect to any Issuing Bank, on any date, the amount agreed to between such Issuing Bank and the Borrower and notified to and approved by the Administrative Agent. The initial amount of such Issuing Bank’s Issuing Bank Sublimit is set forth on Schedule 1.1(a) or in the agreement pursuant to which it became an Issuing Bank, as applicable. The Issuing Bank Sublimit of an Issuing Bank may be modified from time to time in accordance with Section 2.20(c), and notified to and approved by the Administrative Agent, which may amend Schedule 1.1(a) from time to time to reflect any such Issuing Bank Sublimit modifications.

“L/C Collateral Account” is defined in Section 2.20(k).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof, the extension of the expiration date thereof or the increase of the amount thereof.

“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Borrower or a Subsidiary with or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“L/C Fee” is defined in Section 2.5(b).

“L/C Obligations” means, at any time, the sum, of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Obligations of any Lender at any time are its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP, Rule 3.13 or 3.14 of the ISP, or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to such Letter of Credit.

“L/C Sublimit” means an amount equal to the lesser of (a) $250,000,000 and (b) the total amount of the Revolving Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Commitments.

“Land” means unimproved real property or interest therein, together with all right, title, interest, and privileges of the owner thereof in and to (i) all streets, ways, roads, alleys, easements, rights-of-way, licenses, rights of ingress and egress, vehicle parking rights and public places, existing or proposed, abutting, adjacent, used in connection with or pertaining to such real property, the interests therein and the improvements thereon; (ii) any strips or gores of real property between such real property and abutting or adjacent properties; (iii) all water and water rights, timber and crops pertaining to such real property; and (iv) all appurtenances and all reversions and remainders in or to such real property.

“Land Under Development” or “LUD” means a parcel of Entitled Land that is in the process of being developed into finished Lots.

“Law” means, collectively, all international, foreign, federal, state, provincial, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Party” is defined in Section 9.12(a).

“Lender-Provided Swap” means a Swap provided to the Borrower or any Subsidiary by a Person that, either at the time such Swap is entered into or, as to any Swap entered into before the Closing Date, on the Closing Date, is a Lender or an Affiliate thereof.

“Lender-Related Party” means each of the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Bank and each Related Party of any of the foregoing.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” does not include the Administrative Agent or the Issuing Banks in their respective capacities as the Administrative Agent or as an Issuing Bank.

“Letter of Credit” means any standby letter of credit issued hereunder and each Existing Letter of Credit. For the avoidance of doubt, the term Letter of Credit shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of an Issuing Bank) that is supported by a Letter of Credit issued by any Issuing Bank hereunder pursuant to a back-stop or counter-standby structure.

“Leverage Increase Period” is defined in Section 7.18(a).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) all Indebtedness of the Borrower and its Subsidiaries (excluding (i) Mortgage Repurchase Facility Debt and (ii) Indebtedness of the type specified in clause (l) of the definition of “Indebtedness” except to the extent drawn and not reimbursed) as of such date, to (b) Total Capitalization as of such date.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Liquidity” means the aggregate of (i) Cash and Equivalents (excluding Cash and Equivalents that are included in the Borrowing Base), plus (ii) the lesser of (x) the Available Aggregate Commitment and (y) the unused portion of the Borrowing Base, all as determined by Administrative Agent in its reasonable discretion.

“Loan” means a Revolving Loan.

“Loan Documents” means this Agreement, the L/C Documents, the Guaranties, any Notes and any other document or agreement, now or in the future, executed by any Person for the benefit of the Administrative Agent or any Lender in connection with this Agreement. For the avoidance of doubt, the term “Loan Documents” does not include any Letters of Credit.

“Loan Parties” means the Borrower and the Guarantors.

“Lot” means (i) a single platted and subdivided portion of Land, identified by unique lot and block numbers, (ii) upon which a single House (or several Condominium Units) is to be, has been, or is in the process of being, constructed, together with all right, title, interest and privileges of Borrower in and to (A) all streets, ways, roads, alleys, easements, rights-of-way, licenses, rights of ingress and egress, vehicle parking rights and public places, existing or proposed, abutting, adjacent, used in connection with or pertaining to such real property or the interest therein; (B) any strips or gores of real property between such real property and abutting or adjacent properties; (C) all water and water rights, timber and crops pertaining to such real property; and (D) all appurtenances and all reversions and remainders in or to such real property, and (iii) with all required municipal approvals and utilities (including, without limitation, streets, alleys and sidewalks, potable water, storm and sanitary sewer, electricity, telephone, gas and cable television facilities), fully completed and each connected to or available at the boundaries of such Lot.

“Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of 10% of the Borrower’s Tangible Net Worth.

“Material Adverse Event” means any act, event, condition, or circumstance which could materially and adversely affect (a) the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Borrower or Borrower and its Subsidiaries, taken as a whole; (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. A Material Adverse Event does not include national or global economic conditions that are not unique to Borrower.

“Material Indebtedness” means Indebtedness of the Borrower or any Subsidiary in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars). For purposes of this definition, the principal amount of the obligations of the Borrower or any Subsidiary in respect of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Obligation were terminated at such time.

“Maximum Credit Amount” means the sum of the maximum amount for each item of Borrowing Base Property, used to determine the Borrowing Base, based on the latest Borrowing Base Certificate reasonably approved by the Administrative Agent. The Maximum Credit Amount for each element of Borrowing Base Property shall be calculated as follows:

(a)         Cash and Equivalents. The amount equal to one hundred percent (100%) of the actual value of the Borrower’s Cash and Equivalents, minus $40,000,000.

(b)          Escrow Receivables. The amount equal to one hundred percent (100%) of such Escrow Receivables.

(c)          Entitled Land. The amount equal to fifty percent (50%) of Total Cost of such Entitled Land.

(d)          LUD. The amount equal to sixty-five percent (65%) of Total Cost of such LUD.

(e)          Lots. The amount equal to seventy-five percent (75%) of Total Cost of such Lot.

(f)          Model Houses. The amount equal to eighty-five percent (85%) of the Total Cost of such Model House.

(g)          Pre-Sold Houses. The amount equal to ninety percent (90%) of the Total Cost of such Pre-Sold House.

(h)          Spec Houses. The amount equal to ninety percent (90%) of the Total Cost of such Spec House; provided, that, from and after the date on which a Spec House has been included as Borrowing Base Property for a period of twenty four (24) consecutive months, the Maximum Credit Amount for such Spec House shall decrease to amount equal to zero percent (0%) of the Total Cost of such Spec House.

“Maximum Rate” is defined in Section 2.22.

“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Banks with respect to such Defaulting Lender for all Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Model House” means a House which is to be, has been, or is in the process of being, constructed, and which is not the subject of an Approved Sales Contract, and is intended by Borrower to be furnished and used by Borrower for on-site office and/or marketing purposes.

“Mortgage Loans Held for Sale” means mortgage loans that are originated by Inspire in the ordinary course of business, and that are intended to be sold in the secondary market.

“Mortgage Repurchase Facility Debt” means the following revolving lines of credit, as such lines of credit may be amended, modified, restated, extended, increased, replaced or refinanced from time to time, which were made available to Inspire to fund mortgage loans originated by Inspire: (a) that certain revolving line of credit in the amount of $40,000,000, from Comerica Bank; (b) that certain revolving line of credit in the amount of $45,000,000, from JPMorgan Chase Bank, N.A.; and (c) subject to the immediately following sentence, any other revolving lines of credit from time to time entered into by Inspire to fund mortgage loans originated by Inspire.  Notwithstanding the foregoing, if any of the foregoing lines of credit are ever deemed to be recourse obligations of the Borrower or any Guarantor, then such line of credit shall cease to qualify as “Mortgage Repurchase Facility Debt” for purposes of this Agreement.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make by or there is (or might reasonably be expected to be) any liability, contingent or otherwise, with respect to a Loan Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Net Worth” means at any time as to any Person the stockholders’ equity of such Person and its Subsidiaries calculated on a consolidated basis as of such time, all as defined according to GAAP.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2(b) and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” is defined in Section 2.26(b).

“Non-Extension Notice Date” is defined in Section 2.20(b)(ii).

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, non-compliance with “separateness covenants,” voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided, however, except with respect to Indebtedness of any Loan Party, such Indebtedness may be recourse to the Person or Persons that own the assets encumbered by the Lien securing such Indebtedness so long as (x) such Person or Persons do not own any assets that are not subject to such Lien (other than assets customarily excluded from an all assets financing) and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, all assets of such other Person (other than assets customarily excluded from an all assets financing) are also encumbered by the Lien securing such financing.

“Note” is defined in Section 2.13(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all L/C Obligations, all obligations in connection with Cash Management Services, all obligations in connection with Lender-Provided Swaps, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that (a) obligations in respect of Cash Management Services and Lender-Provided Swaps shall be “Obligations” only if owed to U.S. Bank or one of its Affiliates or if the Administrative Agent has received notice thereof in the form of Exhibit D from the relevant Lender, together with such supporting documentation as the Administrative Agent requests, and (b) “Obligations” shall exclude all Excluded Swap Obligations. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document, including Erroneous Payment subrogation rights and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any Lender or any Issuing Bank, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debt” means all Indebtedness of any Loan Party, including, without limitation Indebtedness arising under the Bond Indenture, but excluding (i) amounts owing to the Lenders pursuant to this Agreement, and (ii) Nonrecourse Indebtedness of Century Living, LLC and its Subsidiaries. In the case of any Other Debt consisting of a Guarantee by a Loan Party of the Indebtedness of a non-Loan Party, the amount of such Other Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which the applicable guarantor may be liable pursuant to the terms of the agreement, instrument or other document evidencing such Guarantee).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Participant” is defined in Section 10.4(d).

“Participant Register” is defined in Section 10.4(d).

“Parties” is defined in Section 10.25(c).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the fifth Business Day of each month.

“Payment Recipient” is defined in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition (other than a Hostile Acquisition) of a business or entity engaged primarily in the business of homebuilding, Land acquisition or Land development, or a business reasonably related thereto; provided that before and after consummating such Acquisition, no Default shall exist.

“Permitted Acquisition Liens” means Liens that both (a) encumber Property of an entity that was acquired by the Borrower through a Permitted Acquisition, so long as such Property was owned by such entity prior to the Permitted Acquisition, and (b) existed prior to the Permitted Acquisition. Property that is encumbered by a Permitted Acquisition Lien is not eligible to be included as Borrowing Base Property.

“Permitted Liens” means the Liens permitted pursuant to Section 7.2.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is (or might reasonably be expected to be) any liability, contingent or otherwise with respect to any Loan Party or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pre-Sold House” means a House which is to be, has been or is in the process of being, constructed, and which is the subject of an Approved Sales Contract.

“Prepayment Notice” is defined in Section 2.7(b).

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Exposure and the denominator of which is the Aggregate Outstanding Credit Exposure.

“Profit and Participation Agreement” means Indebtedness, secured by a deed of trust, mortgage or other Lien against a property or asset, with respect to which the purchaser of such property or asset agrees to pay the seller of such property or asset, a profit participation or other speculative amount, in respect of such property or asset.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

“Public Lender” is defined in Section 10.13(b).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” is defined in Section 10.27.

“Real Estate Subsidiary” means a Subsidiary that owns real estate, or is engaged in the business of homebuilding or other construction, real estate development, real estate management, or real estate brokerage.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (a) if such Benchmark is the Daily Simple SOFR Base Rate, then 2:00 p.m. (Chicago time) four Business Days prior to such setting and (b) if such Benchmark is not the Daily Simple SOFR Base Rate, then the time determined by the Administrative Agent in its reasonable discretion.

“Register” is defined in Section 10.4(c).

“Regulation D” means Regulation D of the Board and any other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board and any other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, members, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water or Property.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Removal Effective Date” is defined in Section 9.6(b).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that, if one Lender holds more than 50% but less than 100% of the Total Credit Exposures at such time, Required Lenders shall be at least two Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” is defined in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount of such Revolving Lender’s Revolving Loans outstanding at such time, plus (b) an amount equal to its Applicable Percentage of the L/C Obligations at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Commitment or, if the Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means, with respect to a Revolving Lender, such Revolving Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“Risk Asset Ratio” means, as of any date of determination, the ratio of (a) the book value of all Risk Assets owned by the Borrower or its Subsidiaries, as reflected on the Borrower’s financial statements, to (b) the Borrower’s Tangible Net Worth.

“Risk Assets” means Land (regardless of whether such Land is Entitled Land), LUD and Lots.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons, in each case, to the extent dealings are prohibited or restricted with such Person under Sanctions, or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Screen” has the meaning provided in the definition of Term SOFR Screen Rate.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Significant Real Estate Subsidiary” means any Real Estate Subsidiary that has a Net Worth equal to or exceeding $1,000,000.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Adjustment” means, with respect to the adjustment of any SOFR-based Benchmark, 0.10% (10 basis points).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate” means, as the context may require, the Daily Simple SOFR Rate, the Term SOFR Rate, or any other Benchmark based on or determined by reference to SOFR.

“SOFR Rate Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at a SOFR Rate.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“Spec House” means a House which is to be, has been or is in the process of being, constructed, and which (i) is not the subject of an Approved Sales Contract, (ii) is not a Model House, and (iii) was subject to an Approved Sales Contract, but which Approved Sales Contract has subsequently been terminated, cancelled, voided or breached by the purchaser or which otherwise no longer qualifies as an Approved Sales Contract.

“Spec House Sublimit” means a number equal to sixty percent (60%) of the number of all Houses owned by Borrower (or its Subsidiaries), at any time; provided, however, the Spec House Sublimit shall seasonally increase to sixty-five percent (65%) from November 1 of each calendar year to May 31 of each subsequent calendar year.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, association, joint venture, or similar business organization more than 50% of the outstanding Equity Interests having ordinary voting power of which at the time is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries. Unless otherwise expressly provided, “Subsidiary” means a Subsidiary of the Borrower.

“Supported QFC” is defined in Section 10.27.

“Swap” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Person, any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swaps and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap; provided that any such obligations related to Mortgage Loans Held for Sale shall not constitute Swap Obligations for any purpose under this Agreement other than Section 8.1.

“Tangible Net Worth” means, for any Person as of any date, the difference between (a) the total assets of such Person, determined in conformity with GAAP, excluding Intangible Assets, and excluding Mortgage Loans Held for Sale, minus (b) the Total Liabilities of such Person, determined in conformity with GAAP, excluding Mortgage Repurchase Facility Debt.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Certificates of Deposit” means certificates of deposit that (a) are issued by, and held in the United States at, an Acceptable Bank and (b) mature within sixty (60) days from the date of issuance thereof.

“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Borrowing” means a Borrowing that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate.

“Term SOFR Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.

“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Screen Rate applicable to such Interest Period, plus (b) the Applicable Margin, in each case changing when and as the Adjusted Term SOFR Screen Rate or the Applicable Margin changes.

“Term SOFR Screen Rate” means, for the relevant Interest Period, the greater of (a) the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”), and (b) zero. If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.

“Total Capitalization” means at any time the sum of Indebtedness and Net Worth of the Borrower and its Subsidiaries, each calculated on a consolidated basis as of such time.

“Total Cost” means, with respect to any Entitled Land, LUD, Lot, Model House, Pre-Sold House or Spec House which is Borrowing Base Property, the book value of such item, as determined in accordance with GAAP, and as reflected on the Borrower’s financial statements.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure of such Lender at such time.

“Total Liabilities” means for any Person as of any date, any and all notes, guaranties, accounts payables, contingent liabilities, lease obligations, and other evidence of indebtedness (whether fixed or contingent) of such Person, to the extent same are considered liabilities in accordance with GAAP, and any and all other obligations treated as liabilities in accordance with GAAP.

“Type” means, with respect to any Borrowing, its nature as a Base Rate Borrowing, a Daily Simple SOFR Borrowing or a Term SOFR Borrowing and with respect to a Loan, its nature as a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 10.27.

“U.S. Tax Compliance Certificate” is defined in Section 3.5(g)(ii)(B)(3).

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each plan year, without regard to the averaging which may be allowed under Section 430(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“Wholly-Owned Subsidiary” of a Person means any other entity of which 100% of the Equity Interests are at the time owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means the Loan Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions apply equally to both the singular and plural forms of the defined terms.

1.2.        Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”

1.3.      Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.2. Notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders), but until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP before such change and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

1.4.        Other Definitional Terms; Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. References to Sections, Articles, Exhibits, and Schedules are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “shall” and “will” have the same meaning as the term “must.” Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All covenants, terms, definitions or other provisions incorporated by reference to other agreements are incorporated into this Agreement as if fully set forth herein, and such incorporation includes all necessary definitions and related provisions from such other agreements, but includes only amendments thereto agreed to by the Lenders, and survives any termination of such other agreements until the Obligations are irrevocably paid in full (other than inchoate indemnity or reimbursement obligations and Obligations that have been Cash Collateralized), all Letters of Credit have expired without renewal or been returned to applicable Issuing Banks, and the Commitments are terminated. Any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and, unless otherwise specified, refers to such Law as amended, modified, supplemented, replaced, or succeeded from time to time. References to any document, instrument or agreement (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.

1.5.        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.6.        Rates. The Daily Simple SOFR Rate and the Term SOFR Rate are determined by reference to the Daily Simple SOFR Base Rate and the Term SOFR Screen Rate, which are derived from SOFR and Term SOFR, respectively. Section 3.3 provides a mechanism for (a) determining an alternative rate of interest if a Benchmark is no longer available or in the other circumstances set forth in Section 3.3 and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to SOFR or Term SOFR or other rates in the definition of “Daily Simple SOFR Base Rate” or “Term SOFR Screen Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation whether any such alternative, successor, or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will have the same value as, or be economically equivalent to the replaced Benchmark. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, SOFR, Term SOFR, and any alternative, successor or replacement rates (including any Benchmark Replacement), or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.7.        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II
THE CREDITS

2.1.        Commitments. From the Closing Date until the Facility Termination Date, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower in Dollars only if, after giving effect to the making of each such loan, (i) such Revolving Lender’s Revolving Exposure does not exceed its Commitment or its Applicable Percentage of the Borrowing Base; and (ii) the aggregate Revolving Exposures do not exceed the aggregate Commitments. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time before the Facility Termination Date. Unless previously terminated, the Commitments shall terminate on the Facility Termination Date.

2.2.       Required Payments; Termination. If at any time the aggregate Revolving Exposures exceed the lesser of the aggregate Commitments and the Borrowing Base, the Borrower shall immediately make a payment on the Loans or Cash Collateralize the L/C Obligations in an account with the Administrative Agent pursuant to Section 2.20(k) in an amount sufficient to eliminate such excess. The Borrower shall pay in full on the Facility Termination Date the aggregate principal amount of all Loans, all interest thereon, all L/C Obligations, all fees and expenses due hereunder, and all other unpaid Obligations under this Agreement and the other Loan Documents.

2.3.       Ratable Borrowings; Types of Borrowings. Each Borrowing shall be made from the several Revolving Lenders ratably according to their Applicable Percentages. The Borrowings may be Base Rate Borrowings, Daily Simple SOFR Borrowings or Term SOFR Borrowings, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.4.         Borrowing Base and Sublimits.

(a)        Borrowing Limitation. In addition to any and all limitations and conditions contained herein, the Borrower shall not be entitled to a Credit Extension under this Agreement which would cause the Aggregate Outstanding Credit Exposure, together with accrued but unpaid interest thereon, to exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment.

(b)          Qualified Borrowing Base Property. Cash and Equivalents, Escrow Receivables, Entitled Land, LUD, Lots, Model Houses, Pre-Sold Houses and Spec Houses for which all of the following conditions have been satisfied shall qualify as Borrowing Base Property, subject to the Administrative Agent’s absolute approval rights: (i) the proposed Borrowing Base Property must comply with the terms and conditions set forth in this Agreement, (ii) if requested by the Administrative Agent, the Borrower has delivered to the Administrative Agent documents reasonably necessary to determine whether the proposed Borrowing Base Property complies with the terms and conditions set forth in this Agreement, and (iii) the Borrower has included such Borrowing Base Property in the most recently submitted Borrowing Base Certificate which has been approved by the Administrative Agent.

(c)         Borrowing Base Certificates. The Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate when required pursuant to Section 6.1(c). The delivery to the Administrative Agent of a Borrowing Base Certificate shall be a certification by the Borrower that the facts represented therein are true, correct and complete as of the date of such Borrowing Base Certificate.

(d)        Total Cost Documentation. Upon the Administrative Agent’s reasonable request, in connection with any Borrowing Base Certificate, the Borrower shall furnish to the Administrative Agent evidence of the Total Cost for the Entitled Land, LUD, Lot, Model House, Pre-Sold House and Spec House, in form and substance reasonably acceptable to the Administrative Agent.

(e)         Borrowing Base Certificate Approval. The Administrative Agent shall have the right to review and reasonably approve or disapprove (and to make reasonable appropriate adjustments as contemplated in this Agreement for approval) each Borrowing Base Certificate; provided, however, until such Borrowing Base Certificate is approved or adjusted by the Administrative Agent, the most recent Borrowing Base Certificate submitted by the Borrower and approved or adjusted, from time to time as herein contemplated, by the Administrative Agent shall be in effect. The making of a Credit Extension based upon a Borrowing Base Certificate submitted to the Administrative Agent shall not be deemed to be an unconditional approval thereof. If the Administrative Agent reasonably believes that any current or prior Borrowing Base Certificate is incomplete or inaccurate in any respect which causes Credit Extensions to be made in excess of what is specified in this Agreement, then the Borrowing Base shall be limited to such amount as the Administrative Agent reasonably determines to be applicable in accordance with the provisions of this Agreement until such time as the Borrowing Base Certificate is reasonably determined by Administrative Agent to be true, correct and complete.

(f)          Removal of Borrowing Base Property from Borrowing Base. If the Administrative Agent reasonably determines that any portion of the Borrowing Base Property, although previously included in the Borrowing Base, is or becomes the subject of a condition which violates any of the provisions hereof, or is materially impaired by casualty or condemnation, then the Administrative Agent may remove such portion of the Borrowing Base Property from the Borrowing Base and such portion shall have a Maximum Credit Amount of zero dollars ($0). If the condition is thereafter cured, the removed portion of the Borrowing Base Property may be thereafter included in the Borrowing Base, however, the date the portion of the Borrowing Base Property was initially included in the Borrowing Base shall be used in calculation of the adjustments to the Borrowing Base for the determination of the Maximum Credit Amount as specified herein.

(g)         Spec House Sublimit. Notwithstanding anything to the contrary contained herein, the number of Spec Houses included as Borrowing Base Property, at any one time, shall not exceed the Spec House Sublimit.

2.5.          Fees.

(a)          Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender according to its Applicable Percentage a commitment fee at a per annum rate equal to the Applicable Margin for commitment fees set forth under the heading “Commitment Fee Rate” in the chart in the definition of “Applicable Margin” on the average daily Available Aggregate Commitment from the Closing Date until the Facility Termination Date, payable in arrears on each Payment Date and on the Facility Termination Date.

(b)          L/C Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”) on the daily maximum amount then available to be drawn under such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Term SOFR Loans in effect from time to time during the period from and including the Closing Date to and including the later of the Facility Termination Date and the date on which such Lender ceases to have any L/C Obligations. Accrued L/C Fees shall be payable in arrears on each Payment Date, commencing on the first such date to occur after the Closing Date, and on the Facility Termination Date; provided that any such fees accruing after the Facility Termination Date shall be payable on demand.

(c)          L/C Fronting Fees. The Borrower agrees to pay to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank at a rate per annum equal to an amount agreed upon between such Issuing Bank and the Borrower on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to and including the later of the Facility Termination Date and the date on which such Issuing Bank ceases to have any obligations (contingent or otherwise) to make any L/C Disbursement in respect of any Letter of Credit. Accrued fronting fees shall be payable in arrears on each Payment Date; provided that any such fees accruing after the Facility Termination Date shall be payable on demand. In addition, the Borrower agrees to pay to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

2.6.        Minimum Amount of Each Borrowing. Each Term SOFR Borrowing and Daily Simple SOFR Borrowing shall be in the minimum amount of $1,000,000 and in integral multiples of $100,000, and each Base Rate Borrowing shall be in the minimum amount of $500,000 and in integral multiples of $50,000, except that any Base Rate Borrowing may be in the amount of the Available Aggregate Commitment or, if less, the unused portion of the Borrowing Base.

2.7.         Termination of and Reductions in Aggregate Commitment; Voluntary Prepayments.

(a)       The Borrower may terminate the unused portion of the Commitments or from time to time permanently reduce the Commitments ratably among the Revolving Lenders in a minimum amount of $25,000,000 and integral multiples of $5,000,000, upon at least five Business Days’ irrevocable prior written notice to the Administrative Agent by 2:00 p.m. (Chicago time) specifying the amount of any such reduction. In no event may the amount of the Commitments be reduced below the aggregate Revolving Exposures.

(b)         The Borrower may from time to time prepay, without penalty or premium, all outstanding Base Rate Loans, or, in a minimum aggregate amount of $500,000 and in integral multiples of $50,000, any portion of the aggregate outstanding Base Rate Loans, upon same-day notice by 2:00 p.m. (Chicago time) to the Administrative Agent in the form of Exhibit E-3 (a “Prepayment Notice”). The Borrower may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term SOFR Loans or Daily Simple SOFR Loans, or, in a minimum aggregate amount of $1,000,000 and in integral multiples of $100,000, any portion of the aggregate outstanding Term SOFR Loans or Daily Simple SOFR Loans upon at least three Business Days’ prior written notice to the Administrative Agent by 2:00 p.m. (Chicago time).

2.8.       Borrowing Notices. The Borrower shall select the Type of Borrowing and, in the case of each Term SOFR Borrowing, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit E-1 (a “Borrowing Notice”) not later than 11:00 a.m. (Chicago time) (i) on the Borrowing Date for each Base Rate Borrowing and (ii) three Business Days before the Borrowing Date for each Term SOFR Borrowing and Daily Simple SOFR Borrowing, specifying:

(a)          the Borrowing Date, which shall be a Business Day, of such Borrowing;

(b)          the aggregate amount of such Borrowing;

(c)          the Type of Borrowing selected; and

(d)          in the case of each Term SOFR Borrowing, the Interest Period applicable thereto.

Not later than 1:00 p.m. (Chicago time) on the selected Borrowing Date, each Revolving Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Section 10.1. The Administrative Agent shall make the funds so received from the Revolving Lenders available to the Borrower on the Borrowing Date specified in the applicable Borrowing Notice by wire transfer to the account specified by the Borrower in the applicable Borrowing Notice.

2.9.        Conversion and Continuation of Outstanding Borrowings; Maximum Number of Interest Periods. Base Rate Borrowings shall continue as Base Rate Borrowings unless and until such Base Rate Borrowings are converted into Daily Simple SOFR Borrowings or Term SOFR Borrowings pursuant to this Section 2.9 or are prepaid in accordance with Section 2.7. Daily Simple SOFR Borrowings shall continue as Daily Simple SOFR Borrowings unless and until such Daily Simple SOFR Borrowings are converted into Base Rate Borrowings or Term SOFR Borrowings pursuant to this Section 2.9 or are prepaid in accordance with Section 2.7. Each Term SOFR Borrowing shall continue as a Term SOFR Borrowing until the end of the then applicable Interest Period therefor, at which time such Term SOFR Borrowing shall be automatically converted into a Base Rate Borrowing unless (a) such Term SOFR Borrowing is or was prepaid in accordance with Section 2.7 or (b) the Borrower has given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Term SOFR Borrowing continue as a Term SOFR Borrowing for the same or another Interest Period. Subject to Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Borrowing into a Term SOFR Borrowing or a Daily Simple SOFR Borrowing, a Daily Simple SOFR Borrowing into a Term SOFR Borrowing or a Base Rate Borrowing, or a Term SOFR Borrowing into a Daily Simple SOFR Borrowing or a Base Rate Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit E-2 (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Borrowing into a Term SOFR Borrowing or a Daily Simple SOFR Borrowing, conversion of a Term SOFR Borrowing into a Base Rate Borrowing or a Daily Simple SOFR Borrowing, conversion of a Daily Simple SOFR Borrowing into a Base Rate Borrowing or a Term SOFR Borrowing, or continuation of a Term SOFR Borrowing, in each case, not later than 11:00 a.m. (Chicago time) at least three Business Days before the date of the requested conversion or continuation, specifying:

(a)          the requested date, which shall be a Business Day, of such conversion or continuation;

(b)          the Type of the Borrowing and whether it is to be converted or continued; and

(c)          the amount of such Borrowing to be converted or continued and, in the case of a Term SOFR Borrowing, the duration of the Interest Period applicable thereto.

After giving effect to all Borrowings, all conversions of Borrowings from one Type to another and all continuations of Borrowings of the same Type, there shall be no more than six (6) SOFR Rate Loans then outstanding.

Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.10.      Interest Rates. Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made or is automatically converted into a Base Rate Loan pursuant to Section 2.9, to the date it is paid or is converted into a Term SOFR Loan or a Daily Simple SOFR Loan pursuant to Section 2.9, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on each Base Rate Borrowing will take effect simultaneously with each change in the Alternate Base Rate. Each Term SOFR Loan shall bear interest on the outstanding principal amount thereof from the first day of the Interest Period applicable thereto to the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Term SOFR Loan based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Applicable Margin. Each Daily Simple SOFR Loan shall bear interest on the outstanding principal amount thereof from the day such Daily Simple SOFR Loan is made to the date it is paid at the interest rate determined by the Administrative Agent as applicable to such Daily Simple SOFR Loan based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Applicable Margin.

2.11.       Rates Applicable After Event of Default. Notwithstanding anything to the contrary in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Event of Default, the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice can be revoked at the option of the Required Lenders notwithstanding Section 10.2(b)), declare that no Borrowing may be made as, converted into or continued as a Term SOFR Borrowing or a Daily Simple SOFR Borrowing. Notwithstanding anything to the contrary in Section 2.8, 2.9 or 2.10, during the continuance of an Event of Default, at the option of the Required Lenders (or, in the case of an Event of Default under Section 8.1(b), (f) or (g), automatically):

(a)          the Loans shall bear interest at the rate otherwise applicable thereto plus 2.00% per annum, and

(b)          the L/C Fee shall be increased by 2.00% per annum.

2.12.       Method of Payment.

(a)         Each Loan shall be repaid, and each payment of interest thereon shall be paid, in Dollars. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at its address specified pursuant to Section 10.1, or at any other address specified in writing by the Administrative Agent to the Borrower, by noon (Chicago time) on the date when due and shall (except (i) in the case of L/C Disbursements for which the Issuing Banks have not been fully indemnified by the Revolving Lenders, or (ii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Section 10.1. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, L/C Disbursements and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12(a) shall also be deemed to refer, and shall apply equally, to the Issuing Banks, in the case of payments required to be made by the Borrower to the Issuing Banks pursuant to Section 2.20(f).

(b)        The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Facility Termination Date. The Borrower hereby unconditionally promises to pay such amounts when due.

2.13.       Evidence of Indebtedness.

(a)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)         The Administrative Agent will also maintain accounts in which it will record (i) the amount of each Borrowing and the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Letter of Credit and the amount of L/C Obligations outstanding at any time and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)         The entries maintained in the accounts maintained pursuant to Section 2.13(a) and (b) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay the Obligations in accordance with their terms.

(d)        Any Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit F (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender each applicable Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (before any assignment pursuant to Section 10.4(b)) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (i) and (ii) of Section 2.13(b).

2.14.      Oral Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Borrowings, to effect selections of Types of Borrowings, and to transfer funds based on oral or written requests, including Borrowing Notices and Conversion/Continuation Notices via telephone. The Administrative Agent and the Lenders may rely upon, and shall incur no liability for relying upon, any oral or written request the Administrative Agent or any Lender believes to be genuine and to have been signed, sent or made by an authorized person. Upon request by the Administrative Agent, the Borrower must promptly confirm each oral notice in writing (which may include email), authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent shall govern absent manifest error.

2.15.      Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Loan and each Daily Simple SOFR Loan shall be payable on each Payment Date, commencing with the first Payment Date to occur after the Closing Date, on the date of any prepayment of such Loan (whether or not as a result of acceleration) on the amount prepaid, and on the Facility Termination Date. Interest accrued on each Term SOFR Loan shall be payable on the last day of its applicable Interest Period, on the date of any prepayment of such Loan (whether or not as a result of acceleration) on the amount prepaid, and on the Facility Termination Date. Interest accrued on each Term SOFR Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 is payable on demand. Interest and fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest computed by reference to the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received before noon (Chicago time). If any payment of principal of or interest on a Loan becomes due on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such interest or principal shall be payable on the immediately preceding Business Day.

2.16.    Notification of Borrowings, Interest Rates, Prepayments, and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent shall notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and Prepayment Notice received by it hereunder. Promptly after notice from the applicable Issuing Bank, the Administrative Agent shall notify each Revolving Lender of the contents of each request for issuance of a Letter of Credit. The Administrative Agent shall notify each Lender of the interest rate applicable to each Loan (other than a Base Rate Loan) promptly upon determination of such interest rate and shall give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.      Lending Offices. Each Lender may book its Loans and its participations in L/C Obligations, and each Issuing Bank may book its Letters of Credit, at any lending office it selects and may change its lending office from time to time. All terms of this Agreement shall apply to any such lending office, and the Loans, Letters of Credit and participations in L/C Obligations and any Notes shall be deemed held by the relevant Lender or Issuing Bank for the benefit of any such lending office. Each Lender and Issuing Bank may, by written notice to the Administrative Agent and the Borrower in accordance with Section 10.1, designate replacement or additional lending offices through which it will make Loans or issue Letters of Credit and for whose account payments with respect to Loans or Letters of Credit will be made.

2.18.       Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender notifies the Administrative Agent before the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but is not obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19.      Sharing of Payments. If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Loans or participations in Letters of Credit or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans or participations in Letters of Credit and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and participations in Letters of Credit and such other obligations from the other Lenders, or make such other adjustments as are equitable, so that the benefit of all such payments is shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letters of Credit and other amounts owing them; provided that:

(a)       if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)          the provisions of this Section 2.19 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.20(k), or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this Section 2.19 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.20.       Letters of Credit.

(a)        General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank, in reliance on (among other things) the agreements of the Lenders set forth in this Section 2.20, to issue (and the Issuing Bank agrees to issue), at any time and from time to time from the Closing Date until the Facility Termination Date, Letters of Credit denominated in Dollars for its own account or, subject to Section 2.20(l), the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such Issuing Bank in its reasonable determination.

(b)          Notice of Issuance, Extension or Other Amendment.

(i)         To request the issuance of a Letter of Credit, the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank and the Administrative Agent) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance) a notice requesting the issuance of a Letter of Credit and specifying the requested date of issuance (which shall be a Business Day), the purpose and nature of the requested Letter of Credit, and such other information as is necessary (in the reasonable discretion of such Issuing Bank) to prepare such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application and reimbursement agreement on such Issuing Bank’s standard form. In the event of any conflict between this Agreement and any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii)         If the Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”). Each Evergreen Letter of Credit shall permit the Issuing Bank to prevent automatic extension at least once in each one-year period by giving prior notice of non-extension to the beneficiary not later than a day (the “Non-Extension Notice Date”) in each one-year period to be agreed upon by the Borrower or the beneficiary and the applicable Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank, the Administrative Agent, or any Lender for any such extension with respect to an Evergreen Letter of Credit. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.20(d). Any request to extend the then-current expiration date of a Letter of Credit that is not an Evergreen Letter of Credit shall be made by the Borrower within 45 days before the then-current expiration date of such Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not

(A)         permit any extension of a Letter of Credit if, on or before the day that is (1) in the case of an Evergreen Letter of Credit, seven Business Days before the Non-Extension Notice Date or (2) in all other cases, 30 Business Days before the then-current expiration date for such Letter of Credit, such Issuing Bank has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) from the Administrative Agent that the Required Lenders have elected not to permit such extension or

(B)        be obligated to permit any extension if (1) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof or (2) on or before the day that is (I) in the case of an Evergreen Letter of Credit, seven Business Days before the Non-Extension Notice Date or (II) in all other cases, 30 Business Days before the then-current expiration date for such Letter of Credit, such Issuing Bank has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) from the Administrative Agent, any Lender or the Borrower that such Issuing Bank should not permit such extension because the conditions in Section 4.2 are not then satisfied.

(iii)        If the Borrower desires to request an increase, decrease or other amendment to a Letter of Credit (other than requests to extend the then-current expiration date), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank and the Administrative Agent) to the Issuing Bank and to the Administrative Agent (reasonably in advance of the requested date of such amendment) a notice requesting the amendment of such Letter of Credit and specifying the requested date of amendment (which shall be a Business Day), the purpose and nature of the requested amendment, and such other information as is necessary (in the reasonable discretion of such Issuing Bank) to amend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit amendment application on such Issuing Bank’s standard form and execute and deliver such other agreements, instruments and documents relating to such amendment as may be requested by the Issuing Bank.

(iv)       If (A) any letter of credit has been previously issued by an Issuing Bank, (B) such letter of credit satisfies all of the requirements of a Letter of Credit set forth in this Section 2.20, (C) both before and after giving effect to the inclusion of such letter of credit as a Letter of Credit, the conditions in Sections 2.20(c) and 4.2 are satisfied, and (D) the Borrower wishes for such letter of credit to become a Letter of Credit subject to the terms and conditions of this Agreement, the Borrower shall give notice of the foregoing to the Issuing Bank and request that the Issuing Bank consent to treat such letter of credit as a Letter of Credit. Upon receiving such consent in writing, the Borrower shall promptly submit a copy of such notice and consent to the Administrative Agent. Upon the receipt by the Administrative Agent of a copy of such request bearing such consent, such letter of credit shall be (from the date of such receipt) deemed a Letter of Credit for all purposes of this Agreement and the other Loan Documents and considered issued hereunder pursuant to the terms hereof.

(c)          Limitations on Amounts, Issuance and Amendment.

(i)          A Letter of Credit shall be issued, extended or otherwise amended, and an existing letter of credit shall be deemed a Letter of Credit pursuant to Section 2.20(b)(iv), only if (and upon the effectiveness of such transaction, the Borrower shall be deemed to represent and warrant that), after giving effect to such transaction, (A) the sum of (1) the aggregate amount of the outstanding Letters of Credit issued by any Issuing Bank plus (2) the aggregate amount of all L/C Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower does not exceed such Issuing Bank’s Issuing Bank Sublimit, (B) the aggregate L/C Obligations do not exceed the L/C Sublimit, (C) the Revolving Exposure of any Lender does not exceed its Commitment, and (D) the total Revolving Exposures do not exceed the total Commitments. The Borrower may, at any time and from time to time, increase or reduce the Issuing Bank Sublimit of any Issuing Bank with the consent of such Issuing Bank and the Administrative Agent; provided that the Borrower shall not reduce the Issuing Bank Sublimit of any Issuing Bank if such reduction would cause any of the conditions set forth in clauses (A) through (D) above to not be satisfied.

(ii)          An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A)        (1) any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or requests that such Issuing Bank refrain from issuing such Letter of Credit, (2) any Law applicable to such Issuing Bank prohibits the issuance of letters of credit generally or such Letter of Credit in particular, or (3) any such order, judgment, decree, or Law imposes upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on date such Issuing Bank became an Issuing Bank, or imposes upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the date such Issuing Bank became an Issuing Bank;

(B)        the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or

(C)       except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial amount less than $500,000.

(iii)        An Issuing Bank shall be under no obligation to issue any amendment to any Letter of Credit if such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(d)         Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) one year after the date of the issuance of such Letter of Credit (or, for any Letter of Credit that has been extended, whether automatically or by amendment, one year after the then-current expiration date of such Letter of Credit), unless otherwise agreed by the Administrative Agent and the applicable Issuing Bank, and (ii) five Business Days before the Facility Termination Date.

(e)          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) in accordance with the terms hereof, and without any further action on the part of the Issuing Bank, the Administrative Agent, or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender’s obligation to acquire participations pursuant to this paragraph is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any extension or other amendment of any Letter of Credit in accordance with the terms hereof, any Default or Event of Default, or any reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of the Issuing Bank in the manner provided in Section 2.12(a) (and the Administrative Agent shall pay to such Issuing Bank promptly upon receipt), such Lender’s Applicable Percentage of each L/C Disbursement made by such Issuing Bank promptly upon the request of such Issuing Bank at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Facility Termination Date. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.20(f), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that any Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, to such Lenders. Any payment made by a Lender pursuant to this paragraph is not a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement. Each Lender’s participation in each Letter of Credit will be adjusted to reflect such Lender’s Applicable Percentage as in effect from time to time.

(f)          Reimbursement. If an Issuing Bank makes any L/C Disbursement, the Borrower shall reimburse such Issuing Bank by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon (Chicago time) on (i) the Business Day of the notice from the Issuing Bank described in Section 2.20(h), if such notice is given before 10:00 a.m. (Chicago time), or (ii) the Business Day immediately following the date of such notice, if such notice is given at or after 10:00 a.m. (Chicago time). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof, and such Lender’s Applicable Percentage thereof. Subject to the terms and conditions of this Agreement, including without limitation Section 4.2, the Borrower may request a Borrowing to reimburse an L/C Disbursement.

(g)        Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.20(f) is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (3) payment by any Issuing Bank against presentation of a draft or other document that does not comply with the terms of the relevant Letter of Credit, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.20(g), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank, and any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a final, non-appealable judgment from a court of competent jurisdiction), an Issuing Bank shall be deemed to have exercised care in each such determination. Without limitation of the foregoing, each Issuing Bank may:

(i)          replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;

(ii)         accept documents that appear on their face to be in substantial compliance with a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and make payment upon presentation of documents that appear on their face to be in substantial compliance with such Letter of Credit (even if not in strict compliance with such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit; and

(iii)       in its sole discretion decline to accept documents presented under a Letter of Credit and to make such payment if such documents are not in strict compliance with such Letter of Credit.

This Section 2.20(g) shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care stricter than the foregoing). Without limiting the foregoing, none of the Administrative Agent, the Lenders, the Issuing Banks, and their respective Related Parties shall have any liability or responsibility by reason of (x) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or any other Person, (y) an Issuing Bank declining to take up documents and make payment (A) against documents that are fraudulent or forged or for other reasons by which the Issuing Bank is entitled not to honor a Letter of Credit or (B) following the Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents, or (z) an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank. No Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including (I) the Laws or any order of a jurisdiction where such Issuing Bank or the beneficiary is located or (II) the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.

Each Issuing Bank shall have all of the benefits and immunities (but not the obligations) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XI included such Issuing Bank with respect to such acts or omissions.

(h)         Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable Laws or the Letter of Credit, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such Issuing Bank has made or will make an L/C Disbursement in respect of such Letter of Credit, such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower of such L/C Disbursement. Such notice need not be given prior to payment by the Issuing Bank, and any failure or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such L/C Disbursement.

(i)          Interim Interest. If any Issuing Bank makes any L/C Disbursement, then, unless the Borrower reimburses such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, or, to the extent attributable to any payments made by Lenders pursuant to Section 2.20(e), to such Lenders.

(j)           Replacement or Resignation of an Issuing Bank.

(i)          Any Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank, and the successor issuing bank. The Administrative Agent shall notify the Lenders of any replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued pursuant to Section 2.5(b) and (c) for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, the successor issuing bank shall have all the rights and obligations of an Issuing Bank. After the replacement of an Issuing Bank, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank with respect to Letters of Credit issued by it prior to such replacement, but shall not be required or permitted to issue additional Letters of Credit or to extend or otherwise amend any then-existing Letter of Credit.

(ii)         Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders, and the Borrower. After the resignation of an Issuing Bank, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank with respect to Letters of Credit issued by it prior to such resignation, but shall not be required or permitted to issue additional Letters of Credit or to extend or otherwise amend any then-existing Letter of Credit.

(k)         Cash Collateralization. The Borrower shall, upon the request of the Administrative Agent or the Required Lenders and until the later of the Facility Termination Date and the date on which no L/C Obligations are outstanding, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “L/C Collateral Account”), in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Revolving Lenders and the Issuing Banks, a security interest in all of the Borrower’s right, title and interest in and to all funds from time to time on deposit in the L/C Collateral Account to secure the prompt and complete payment and performance of the Obligations. Nothing in this Section 2.20(k) either obligates the Administrative Agent to require the Borrower to deposit any funds in the L/C Collateral Account or limits the right of the Administrative Agent to release any funds held in the L/C Collateral Account, in each case other than as required by Section 2.23 or 8.2.

(l)           Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated as a primary obligor to reimburse the applicable Issuing Bank for all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Subsidiary. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary that is not a Guarantor, the Borrower agrees that (i) such Subsidiary has no rights against the Issuing Bank, the Administrative Agent, or any Lender, (ii) the Borrower is responsible for the obligations in respect of such Letter of Credit under the Loan Documents and any relevant application or reimbursement agreement, (iii) the Borrower has sole right to give instructions and make agreements with respect to the Letter of Credit and the disposition of documents related thereto, and (iv) the Borrower has all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of the relevant Issuing Bank, cause such Subsidiary to execute and deliver an agreement confirming the immediately preceding sentence and acknowledging that such Subsidiary is bound thereby.

2.21.       Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)       Replacement of Lenders. If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)         such assignment does not conflict with Applicable Law; and

(v)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section 2.21 to the contrary, (x) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (y) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.6.

2.22.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), exceeds the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section 2.22 shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, has been received by such Lender.

2.23.      Defaulting Lenders.

(a)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary in this Agreement, if any Lender becomes a Defaulting Lender, then, until such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2(b).

(ii)        Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.5 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(d); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Revolving Exposures of such Lenders to the Aggregate Outstanding Credit Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Letters of Credit; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.23(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(A)        No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)      Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.23(d).

(C)         With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to Section 2.23(a)(iii)(B), the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.23(a)(iv), (2) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral. If the reallocation described in Section 2.23(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.23(d).

(b)        Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.23(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)         Cash Collateral. At any time that there exists a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)          Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first-priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to Section 2.23(d)(ii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)         Application. Notwithstanding anything to the contrary in this Agreement, Cash Collateral provided under this Section 2.23 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, before any other application of such Property otherwise provided for herein.

(iii)        Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23(d) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that subject to this Section 2.23 the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

              2.24.       [Reserved].

2.25.      Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they can effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s offices on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) can in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it can effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.19, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

2.26.       Extension of Facility Termination Date.

(a)         Request for Extension. Once per year, the Borrower may, by notice (each, an “Extension Notice”) to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 180 days and not later than 30 days prior to any anniversary of the Closing Date (the “Extension Date”), request that each Lender extend such Lender’s Commitment for an additional one year; provided that no Extension Date shall occur if, after giving effect to such Extension Date, the Facility Termination Date shall be more than four (4) years after such Extension Date.

(b)         Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date set forth in the applicable Extension Notice (which shall be at least 10 Business Days before the Extension Date), advise the Administrative Agent whether such Lender agrees to such extension. Each Lender that determines not to so extend its Facility Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)       Notification by Administrative Agent. The Administrative Agent shall promptly notify the Borrower of each Lender’s determination under this Section 2.26.

(d)       Additional Commitment Lenders. The Borrower shall have the right on or before the Extension Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.4, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake a Commitment or increase its existing Commitment, as applicable.

(e)          Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Facility Termination Dates and the additional Commitments of the Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately before the Extension Date, then, effective as of the Extension Date, the Facility Termination Date of each extending Lender and of each Additional Commitment Lender shall be extended to the date specified in the Extension Notice, and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)         Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, (x) no more than three (3) extensions of the Facility Termination Date shall be permitted hereunder and (y) the extension of the Facility Termination Date pursuant to this Section 2.26 shall not be effective with respect to any Lender unless:

(i)           no Default or Event of Default has occurred and is continuing on the Extension Date and after giving effect thereto;

(ii)         the representations and warranties in this Agreement are (1) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects on and as of the Extension Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (2) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects on and as of the Extension Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date; and

(iii)        on or before the Extension Date, (A) the Borrower has paid in full the principal of and interest on all of the Loans made by each Non-Extending Lender, (B) the Borrower has paid in full all other amounts owing to such Non-Extending Lender hereunder and (C) the Borrower has paid an extension fee in an amount to be determined by the Borrower and the Administrative Agent to each Lender that has agreed to extend its Facility Termination Date and each Additional Commitment Lender.

(g)      Amendment; Sharing of Payments. In connection with any extension of the Facility Termination Date, the Borrower, the Administrative Agent and each extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section 2.26 shall supersede Sections 2.19 and 10.2(b).

2.27.       Incremental Commitments.

(a)          Request for Increase. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), request an increase in the Commitments (each such increase, an “Incremental Commitment”) in an aggregate amount (for all such requests) not exceeding $400,000,000; provided that (i) any such request shall be in a minimum amount of the lesser of (x) $50,000,000 (or such lesser amount as may be approved by the Administrative Agent) and (y) the entire remaining amount of increases available under this Section 2.27 and (ii) the Borrower shall make no more than a total of three (3) requests for Incremental Commitments under this Section 2.27.

(b)         Incremental Lenders. An Incremental Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Administrative Agent and, in the case of a Person providing an Incremental Commitment, each Issuing Bank. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Commitment pursuant to this Section 2.27, and any election to do so shall be in the sole discretion of such Lender.

(c)         Incremental Effective Date. The Administrative Agent and the Borrower shall determine the effective date for each Incremental Commitment pursuant to this Section 2.27 (an “Incremental Effective Date”) and, if applicable, the final allocation of such Incremental Commitment among the Persons providing it, which date shall be a Business Day at least 10 Business Days after delivery of the request pursuant to Section 2.27(a) (unless otherwise approved by the Administrative Agent) and at least 30 days before the Facility Termination Date.

(d)         Conditions to Effectiveness. Notwithstanding the foregoing, no Incremental Commitments shall be effective with respect to any Incremental Lender unless:

(i)           no Default or Event of Default has occurred and is continuing on the Incremental Effective Date and after giving effect to such Incremental Commitment;

(ii)         the representations and warranties in this Agreement are (1) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects on and as of the Incremental Effective Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (2) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects on and as of the Incremental Effective Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date;

(iii)         the Administrative Agent has received the documents required pursuant to Section 2.27(e); and

(iv)      the Administrative Agent has received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.

As of such Incremental Effective Date, upon the satisfaction of the foregoing conditions, the Administrative Agent shall record the information about the applicable Incremental Commitment in the Register and give prompt notice thereof to the Borrower and the Lenders (including each Incremental Lender).

(e)           Terms of Incremental Commitments.

(i)        Joinder. The Borrower, the applicable Incremental Lender(s) and the Administrative Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s). Effective as of the applicable Incremental Effective Date, subject to the terms and conditions set forth in this Section 2.27, each Incremental Commitment shall be a Commitment (and not a separate facility hereunder), each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Revolving Lender, and the Revolving Loans made by it on such Incremental Commitment Effective Date pursuant to Section 2.27(e)(ii) shall be Revolving Loans, for all purposes of this Agreement. For the avoidance of doubt, except as otherwise expressly set forth herein, all terms and conditions applicable to the Incremental Commitment shall be identical to the terms and conditions applicable to the existing Commitments.

(ii)         Adjustments to Revolving Outstandings. Upon the Incremental Effective Date for each Incremental Commitment, (i) if there are Revolving Loans then outstanding, the Borrower shall prepay such Revolving Loans (and pay any additional amounts required pursuant to Section 3.4 in connection therewith), and borrow Revolving Loans from the Incremental Lender(s), so that, after giving effect to such prepayments and borrowings, all Revolving Loans will be held ratably by the Revolving Lenders (including the Incremental Lender(s)) in accordance with their respective Commitments after giving effect to the applicable Incremental Commitment(s) and (ii) if there are Letters of Credit then outstanding, the participations of the Revolving Lenders in such Letters of Credit will be automatically adjusted to reflect the Applicable Percentages of all the Revolving Lenders (including each Lender providing such Incremental Commitment) after giving effect to the applicable Incremental Commitment(s).

(f)           This Section 2.27 supersedes any provision in Section 2.19 or 10.2(b) to the contrary.

ARTICLE III
YIELD PROTECTION; TAXES

3.1.         Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate or the Daily Simple SOFR Rate) or any Issuing Bank;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank, or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

3.2.        Certificates for Reimbursement; Delay in Requests. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to Section 3.1 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.3.         Availability of Types of Borrowings; Adequacy of Interest Rate; Benchmark Replacement.

(a)          Unavailability of SOFR. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 3.3(b), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that:

(i)         for any reason in connection with any request for a SOFR Rate Loan or a conversion or continuation thereof, that the applicable SOFR Rate for any requested Interest Period (if appliable) with respect to such SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loans, or

(ii)         the interest rate applicable to any SOFR Rate Loan for any requested Interest Period (if applicable) is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, then the Administrative Agent shall suspend the availability of the affected SOFR Rate Loans and require any affected SOFR Rate Loans to be repaid or converted to Base Rate Loans (at the end of the current Interest Period applicable thereto in the case of Term SOFR Rate Loans, if not repaid prior to the end of such Interest Period), subject to the payment of any funding indemnification amounts required by Section 3.4.

(b)          Benchmark Replacement.

(i)        Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other part to, this Agreement or any other Loan Document, and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)         Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)        Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv)        Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)         Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 10.1 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.3(b), the Borrower may revoke any request for a Term SOFR Borrowing or Daily Simple SOFR Borrowing, or any request for the conversion or continuation of a Term SOFR Borrowing or Daily Simple SOFR Borrowing to be made, converted or continued during any Benchmark Unavailability Period, as applicable, and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Borrowing or conversion to a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

3.4.         Funding Indemnification. If:

(a)         any payment of a Term SOFR Borrowing occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise;

(b)          a SOFR Borrowing is not made on the date specified by the Borrower for any reason other than default by the Lenders;

(c)           a Term SOFR Borrowing is converted other than on the last day of the Interest Period applicable thereto;

(d)         the Borrower fails to borrow, convert, continue or prepay a SOFR Borrowing on the date specified in any notice delivered pursuant hereto; or

(e)          a Term SOFR Borrowing is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(b);

then the Borrower shall indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments as of the first day of the Interest Period) had prepayment not occurred and the interest such Lender will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term duration of any Interest Period, the Borrower agrees that the Interest Differential shall not be discounted to its present value.

The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance accelerated or paid before the end of the Interest Period for such Term SOFR Borrowing, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment required upon maturity when the Borrower has elected an Interest Period that extends beyond the scheduled maturity date of such Loan and any principal payment required following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds, or otherwise. Such Interest Differential shall at all times be an Obligation as well as an undertaking by the Borrower to the Lenders whether arising out of a voluntary or mandatory prepayment.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.4 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.5.         Taxes.

(a)         Defined Terms. For purposes of this Section 3.5, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.5(e).

(f)         Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(g)(ii)(A), (B) and (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, if the Borrower is a U.S. Borrower,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed copies of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or G-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.5(g)(ii)(D), “FATCA” includes any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.5(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6.        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans or charge interest with respect to any Loan, or to determine or charge interest rates based upon a SOFR Rate, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make, maintain, fund or charge interest with respect to any such Loan or to make or continue such SOFR Rate Loans or to convert Base Rate Loans to such SOFR Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the component of the Base Rate based on a SOFR Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the component of the Alternate Base Rate based on a SOFR Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert each affected Loan of such Lender to a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the component of the Alternate Base Rate based on a SOFR Rate), on the Payment Date therefor in the case of a Daily Simple SOFR Loan, or on the last day of the Interest Period therefor in the case of a Term SOFR Loan, if such Lender can lawfully continue to maintain such SOFR Rate Loan to such day, or immediately, if such Lender cannot lawfully continue to maintain such SOFR Rate Loan to such day, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon a SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the component of the Alternate Base Rate based upon such SOFR Rate until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.

ARTICLE IV
CONDITIONS PRECEDENT

4.1.       Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension unless each of the following conditions is satisfied:

(a)          The Administrative Agent shall have received executed counterparts of each of the following:

(i)           this Agreement;

(ii)          any Notes requested by a Lender pursuant to Section 2.13;

(iii)         the Guaranty;

(iv)         a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) that there have been no changes in the charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (B) as to the bylaws, operating agreement or other organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (C) as to resolutions of the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, (D) as to a good standing certificate (or analogous documentation if applicable) for such Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization as of a recent date, to the extent generally available in such jurisdiction, and (E) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrower) authorized to request a Credit Extension;

(v)         a certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Credit Extension (A) no Default or Event of Default has occurred and is continuing and (B) the representations and warranties in Article V are (1) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (2) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date; and

(vi)         written opinions of the Loan Parties’ counsel, in form and substance acceptable to the Administrative Agent, addressed to the Lenders. The Borrower’s counsel shall be reasonably acceptable to the Administrative Agent.

(b)          The Administrative Agent shall have received evidence satisfactory to it that any credit facility currently in effect for the Borrower has been terminated and cancelled, all Indebtedness thereunder has been fully repaid (except to the extent being repaid with the initial Loans), and any Liens thereunder have been terminated and released.

(c)         The Administrative Agent shall have received all fees and other amounts due and payable on or before the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(d)          The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to the Administrative Agent of current insurance coverage that complies with Section 6.5.

(e)          There shall not have occurred a material adverse change in the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, since December 31, 2023.

(f)          The Administrative Agent shall have received evidence of all governmental, equity holder and third-party consents and approvals necessary in connection with the contemplated financing, all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole, and no Law applies that in the reasonable judgment of the Administrative Agent could have such effect.

(g)         No action, suit, investigation or proceeding shall be pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or that seeks to prevent, enjoin or delay any Credit Extension.

(h)         The Administrative Agent shall have received (i) pro forma financial statements giving effect to the initial Credit Extensions, which demonstrate, in the Administrative Agent’s reasonable judgment, together with all other information then available to the Administrative Agent, that the Borrower can repay its debts and satisfy its other obligations as and when they become due, and can comply with Section 7.18, (ii) such information as the Administrative Agent reasonably requests to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2024, and (iv) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2022 and December 31, 2023.

(i)           The Administrative Agent shall have received a Borrowing Base Certificate current as of September 30, 2024.

(j)          Upon the reasonable request of any Lender made at least 10 days before the Closing Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering Laws, including the PATRIOT Act, in each case at least five days before the Closing Date.

(k)         At least five days before the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to each Lender requesting the same a Beneficial Ownership Certification in relation to the Borrower.

(l)           The Administrative Agent shall have received such other agreements, documents, instruments and certificates relating to the Loan Parties, the Loan Documents or the transactions contemplated hereby as are reasonably requested by the Administrative Agent and its counsel, in form and substance reasonably satisfactory to the Administrative Agent.

4.2.         Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:

(a)           There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(b)          The representations and warranties in Article V are (i) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date.

(c)         The Administrative Agent and, if applicable, the applicable Issuing Bank shall have received a Borrowing Notice or Letter of Credit application in accordance with the requirements hereof.

Each Borrowing Notice or request for issuance of a Letter of Credit constitutes a representation and warranty by the Borrower that the conditions in Section 4.2(a) and (b) have been satisfied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.        Entity Existence. Each of the Borrower and its Subsidiaries (a) is duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could result in a Material Adverse Event. Each of the Borrower and the other Loan Parties has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

5.2.       Financial Statements; Etc. The Borrower has delivered to the Administrative Agent audited financial statements of the Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2023, and unaudited financial statements of the Borrower and its Subsidiaries as at and for the nine-month period ended September 30, 2024. Such financial statements are true and correct in all material respects, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. No Material Adverse Event has occurred since the effective date of the financial statements referred to in this Section 5.2. All projections delivered by the Borrower to the Administrative Agent and the Lenders have been prepared in good faith, with care and diligence and using assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to the Administrative Agent and the Lenders and all such assumptions are disclosed in the projections. Other than the Indebtedness listed on Schedule 7.1 and Indebtedness otherwise permitted by Section 7.1, the Borrower and each Subsidiary have no Indebtedness.

5.3.        Action; No Breach. The execution, delivery, and performance by each of the Borrower and each other Loan Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable Law, rule or regulation or any order, writ, injunction or decree of any Governmental Authority or arbitrator, or (iii) any indenture, instrument, credit facility or other material agreement to which such Person is a party or by which it or any of its Properties is bound or subject, or (b) constitute a default under any such agreement or instrument which could result in a Material Adverse Event, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

5.4.       Operation of Business. Each of the Borrower and its Subsidiaries possesses all licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing which could result in a Material Adverse Event.

5.5.       Litigation and Judgments. Except as specifically disclosed in Schedule 5.5 as of the date hereof, there is no action, suit, investigation or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower, any of its Subsidiaries or any other Loan Party that could, if adversely determined, result in a Material Adverse Event. There are no outstanding judgments against the Borrower, any of its Subsidiaries or any other Loan Party.

5.6.         Rights in Properties; Liens.

(a)           Each of the Borrower and its Subsidiaries has good and indefeasible title to or valid leasehold interests in its respective Properties, including the Properties reflected in the financial statements described in Section 5.2, and none of the Properties of the Borrower or any of its Subsidiaries is subject to any Lien, except Permitted Liens.

(b)          Schedule 5.6(b) sets forth a complete and accurate list of all real property owned by the Borrower and each of its Subsidiaries as of September 30, 2024. Borrower and each of its Subsidiaries has good, indefeasible and insurable fee simple title to the real property owned by the Borrower or such Subsidiary that is Borrowing Base Property, free and clear of all Liens, except Liens described in clauses (a) through (f) of Section 7.2.

5.7.        Enforceability. This Agreement constitutes, and the other Loan Documents to which the Borrower or any other Loan Party is a party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by Debtor Relief Laws.

5.8.         Approvals. No authorization, approval or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery or performance by the Borrower or any other Loan Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof.

5.9.         Taxes. Each of the Borrower and its Subsidiaries has filed all tax returns (federal, state and local) required to be filed, including all income, franchise, employment, property and sales tax returns, and has paid all of their respective liabilities for taxes, assessments, governmental charges and other levies that are due and payable, other than taxes the payment of which is being contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP. The Borrower knows of no pending investigation of the Borrower or any of its Subsidiaries by any taxing authority or of any pending but unassessed tax liability of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement.

5.10.     Use of Proceeds; Margin Stock. The proceeds of the Borrowings shall be used by the Borrower for the construction of Houses, for the acquisition and development of Land, Entitled Land, LUD and Lots for the eventual construction of Houses thereon, and for working capital in the ordinary course of business; provided that no proceeds of any Borrowing shall be used for any Hostile Acquisition. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger or the Administrative Agent) of any Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions.

5.11.       ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or Section 302 of ERISA has been made with respect to any Plan. There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA. No Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA). No Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan. No Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.12.       Disclosure. No statement, information, report, representation, or warranty made by the Borrower or any other Loan Party in this Agreement or in any other Loan Document or furnished to the Administrative Agent or any Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which is a Material Adverse Event, or which might in the future be a Material Adverse Event that has not been disclosed in writing to the Administrative Agent and each Lender.

5.13.      Subsidiaries. The Borrower has no Real Estate Subsidiaries other than those listed on Schedule 5.13 (and, if subsequent to the Closing Date, such additional Real Estate Subsidiaries as notified to the Administrative Agent in compliance with Section 6.13) and Schedule 5.13 sets forth the jurisdiction of incorporation or organization of each such Real Estate Subsidiary, the percentage of Borrower’s ownership interest in such Real Estate Subsidiary and whether such Real Estate Subsidiary is a Significant Real Estate Subsidiary. All of the outstanding capital stock or other equity interests of each Real Estate Subsidiary described on Schedule 5.13 has been validly issued, is fully paid and is nonassessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock or similar options granted to employees or directors and directors’ qualifying shares) of any nature relating to any equity interests of the Borrower or any Real Estate Subsidiary, except as disclosed on Schedule 5.13.

5.14.      Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction, in each case which could result in a Material Adverse Event, except for the Bond Indenture. Neither the Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in the Bond Indenture, or any other agreement or instrument material to its business to which it is a party which could result in a Material Adverse Event. The Borrower’s execution of, and performance of its obligations under, this Agreement, will not result in a breach of the Bond Indenture.

5.15.      Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

5.16.     Inventory. All inventory of the Borrower and its Subsidiaries has been and will hereafter be produced in compliance, in all material respects, with all applicable Laws, rules, regulations and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act (29 U.S.C. §§ 201-219).

5.17.    Regulated Entities. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents. No Loan Party is an Affected Financial Institution.

5.18.      Environmental Matters.

(a)         Each of the Borrower and its Subsidiaries, and all of its respective Properties, assets and operations are in compliance with all Environmental Laws, in all material respects. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower and its Subsidiaries with all Environmental Laws.

(b)         Each of the Borrower and its Subsidiaries has obtained all permits, licenses and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower and its Subsidiaries are in compliance with all of the terms and conditions of such permits.

(c)         No Hazardous Materials exist on, about or within or have been used, generated, stored, transported, disposed of on or Released from any of the Properties or assets of the Borrower or any of its Subsidiaries (except for the use or storage of materials ordinarily used in the homebuilding business, in customary quantities, done in compliance with all applicable Environmental Laws). The use which the Borrower and its Subsidiaries make and intend to make of their respective Properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal or Release of any Hazardous Material on, in or from any of their Properties or assets (except for the use or storage of materials ordinarily used in the homebuilding business, in customary quantities, done in compliance with all applicable Environmental Laws).

(d)          Neither the Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action or (iii) any Environmental Liabilities arising from a Release or threatened Release.

(e)          There are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of the Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities.

(f)          Neither the Borrower nor any of its Subsidiaries is a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws.

(g)          Neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release.

(h)          No Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or any of its Subsidiaries.

5.19.       Anti-Corruption Laws; Sanctions; Etc.

(a)          No Loan Party, Subsidiary, Affiliate of any Loan Party, any director, officer or, to the knowledge of Borrower, employee, agent or Affiliate of a Loan Party or any of its Subsidiaries is a Sanctioned Person.

(b)            The Loan Parties, their Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with all applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Law, in all material respects. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the FCPA and any other applicable Anti-Corruption Laws.

5.20.       Patriot Act. The Loan Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the PATRIOT Act and (c) all other federal or state Laws relating to “know your customer” (collectively, the “Anti-Terrorism Laws”).

5.21.     Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.22.      Solvency. Each of the Borrower and each Loan Party is Solvent and has not entered into any transaction with the intent to hinder, delay or defraud a creditor.

5.23.     Businesses. The Borrower is presently engaged directly or through its Subsidiaries in the business of the development of Lots and the construction and sale of Houses.

5.24.      Labor Matters. There are no labor controversies pending, or to the best knowledge of Borrower, threatened against the Borrower or any of its Subsidiaries which could result in a Material Adverse Event.

5.25.      Material Agreements. Schedule 5.25 sets forth a complete and correct list of all agreements in effect or to be in effect on the Closing Date and on the date of each update thereof required hereunder, to the extent that a default, breach, termination or other impairment thereof could reasonably be expected to cause a Material Adverse Event.

5.26.       Intellectual Property. The Borrower and Guarantors own, or are licensed to use, all Intellectual Property necessary to conduct their business as currently conducted.

5.27.     Beneficial Ownership Certification. As of the Closing Date, the information in the Beneficial Ownership Certification provided by the Borrower is true and correct in all respects.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized) hereunder and under the other Loan Documents have been paid in full, and all Letters of Credit have expired or been canceled (without any pending drawings), the Borrower covenants and agrees with the Lenders that:

6.1.       Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent (with copies for each Lender):

(a)          Borrower Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the last day of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2024), a copy of the annual audit report of the Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to the Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b)         Borrower Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending March 31, 2025), a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by an Authorized Officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, as of the dates and for the periods indicated therein;

(c)         Borrowing Base Certificate. As soon as available, and in any event within forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending March 31, 2025), and within ninety (90) days after the last day of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2024), a Borrowing Base Certificate;

(d)         Compliance Certificate. As soon as available, and in any event within forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending March 31, 2025), and within ninety (90) days after the last day of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2024), a Compliance Certificate (i) stating that to the best knowledge of the Authorized Officer executing same, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Section 7.18 and (iii) containing such other certifications set forth therein. For any financial statements delivered electronically by an Authorized Officer in satisfaction of the reporting requirements set forth in clause (a) or (b) preceding that are not accompanied by the required Compliance Certificate, that Responsible Officer shall nevertheless be deemed to have certified the factual matters described in this clause (d) with respect to such financial statements; however, such deemed certificate shall not excuse or be construed as a waiver of the Borrower’s obligation to deliver the required Compliance Certificate;

(e)        Projections. As soon as available, but in any event no later than sixty (60) days after the beginning of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for such fiscal year;

(f)         Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower or any of its Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations or Properties of the Borrower or any of its Subsidiaries;

(g)      Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any of its Subsidiaries which, if determined adversely to the Borrower or such Subsidiary, could be a Material Adverse Event;

(h)          Notice of Default. As soon as possible and in any event within five days after the occurrence of any Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto;

(i)           ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which any Loan Party or any ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within five days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, a certificate of the chief financial officer of the Borrower setting forth the details as to such ERISA Event or Prohibited Transaction and the action that the Borrower proposes to take with respect thereto; annually, copies of the notice described in Section 101(f) of ERISA that any Loan Party or ERISA Affiliate receives with respect to a Plan or Multiemployer Plan;

(j)        Reports to Other Creditors. Promptly after the Administrative Agent’s request therefor, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.1;

(k)        Notice of Material Adverse Event. As soon as possible and in any event within five (5) Business Days after the occurrence thereof, written notice of any event or circumstance that could result in a Material Adverse Event;

(l)          Inventory and Sales Status Report. As soon as available, and in any event forty-five (45) days after the last day of each fiscal quarter and ninety (90) days after the last day of each fiscal year of the Borrower, an Inventory and Sales Status Report, in such form and detail as the Administrative Agent shall reasonably require, certified by the chief financial officer of the Borrower;

(m)       SEC Investigations. Promptly after receipt thereof by the Borrower or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any of its Subsidiaries;

(n)         Notice of Certain Changes. Promptly, (i) notice of any material change in the business conducted by the Borrower or any of its Subsidiaries, (ii) notice of any material change in the information provided in the Beneficial Ownership Certification of the Borrower, and (iii) copies of any amendment, restatement, supplement or other modification to any of the Constituent Documents of the Borrower or any of its Subsidiaries;

(o)         Know Your Customer Information. Promptly, such other information concerning the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request in order for it to (i) comply with any applicable federal or state Laws or regulations (including, but not limited to, information about the ownership and management of the Borrower or any other Loan Party), (ii) confirm compliance by the Borrower or any other Loan Party with all Anti-Terrorism Laws, and (iii) confirm that neither the Borrower nor any other Loan Party (nor any Person owning any interest of any nature whatsoever in the Borrower or any other Loan Party) is a Sanctioned Person, including, without limitation, updated Beneficial Ownership Certifications; and

(p)          General Information. Promptly, such other information concerning the Borrower, any of its Subsidiaries or any other Loan Party as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

All representations and warranties set forth in the Loan Documents with respect to any financial information concerning the Borrower or any Guarantor shall apply to all financial information delivered to the Administrative Agent by the Borrower, such Guarantor, or any Person purporting to be an Authorized Officer of the Borrower or such Guarantor or other representative of the Borrower or such Guarantor regardless of the method of such transmission to the Administrative Agent or whether or not signed by the Borrower, such Guarantor or such Authorized Officer or other representative, as applicable.

6.2.        Maintenance of Existence; Conduct of Business. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business, except to the extent a failure to so preserve and maintain could not result in a Material Adverse Event. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in an orderly and efficient manner in accordance with good business practices.

6.3.        Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, maintain, keep and preserve all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

6.4.        Taxes and Claims. The Borrower shall, and shall cause each of its Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any tax, levy, assessment or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

6.5.         Insurance.

(a)          The Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower and its Subsidiaries operate; provided that in any event the Borrower will maintain and cause each of its Subsidiaries to maintain workmen’s compensation insurance, property insurance and comprehensive general liability insurance, in each case reasonably satisfactory to Administrative Agent.

(b)         If at any time any House included in the Borrowing Base Property is or has become located in an area designated as a “flood hazard area” under applicable Flood Insurance Regulations, the Borrower shall, and shall cause each of its Subsidiaries to, (i) provide the Administrative Agent with a description of such House, including the address and legal description thereof and such other information as may be requested by the Administrative Agent to obtain a flood determination or otherwise satisfy its obligations under applicable Flood Insurance Regulations, (ii) obtain flood insurance in such amounts as required by applicable Flood Insurance Regulations and (iii) provide evidence in form and substance satisfactory to the Administrative Agent of such flood insurance to the Administrative Agent.

6.6.        Inspection Rights. At any reasonable time and from time to time, upon reasonable prior written notice, the Borrower shall, and shall cause each of its Subsidiaries to, (a) permit representatives of the Administrative Agent or any Lender to examine, inspect, review, evaluate and make physical verifications of the Borrowing Base Property in any manner and through any medium that the Administrative Agent or such Lender considers advisable, (b) to examine, copy and make extracts from its books and records, (c) to visit and inspect its Properties and (d) to discuss its business, operations and financial condition with its officers, employees, and independent certified public accountants, in each instance, at the Borrower’s expense.

6.7.        Keeping Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

6.8.        Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws (including, without limitation, all Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions) and decrees of any Governmental Authority or arbitrator.

6.9.       Compliance with Agreements. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all agreements, contracts and instruments binding on it or affecting its Properties or business, except to the extent a failure to so comply could not result in a Material Adverse Event.

6.10.      Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries and each other Loan Party to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents.

6.11.      ERISA. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

6.12.       [Reserved].

6.13.       Additional Guarantors.

(a)          If during any fiscal quarter any Person becomes a Significant Real Estate Subsidiary, then not later than the date of the delivery of the financial statements required to be delivered pursuant to Section 6.1(a) or 6.1(b), as applicable, with respect to such fiscal quarter (or such later date as agreed by the Administrative Agent in its sole discretion), the Borrower shall provide the Administrative Agent with written notice thereof and cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty, and (b) deliver to the Administrative Agent such other documents and instruments as the Administrative Agent may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)         The Borrower covenants and agrees that at least ninety-three percent (93.0%) of the Borrower’s consolidated Tangible Net Worth (monitored and tested quarterly as of the last day of each fiscal quarter) shall be attributable solely to the Borrower and Guarantors; provided, however, that the Borrower shall not be in breach of this Section 6.13(b) if, within 30 days after the date of delivery of the financial statements reflecting the Borrower’s non-compliance with the foregoing, the Borrower causes one or more Subsidiaries to become Guarantors (and to take the applicable actions set forth in Section 6.13(a) in furtherance thereof) as and to the extent required to cause compliance with this Section 6.13(b).

6.14.     Lien Claims. If a Lien claim or affidavit from a contractor or supplier is recorded or is served upon the Borrower which affects the Borrowing Base Property, the Borrower shall, on or before forty-five (45) days after such recording or service, take one of the following courses of action: (a) pay and discharge the same; (b) effect the release thereof by recording and delivering to the Administrative Agent a surety bond that complies with the applicable Laws of the State where the affected Borrowing Base Property is located, and that is in form, amount and issued by a surety acceptable to the Administrative Agent, in its sole and absolute discretion; (c) provide the Administrative Agent with other assurance which the Administrative Agent deems, in its sole discretion, to be satisfactory for the payment of such Lien claim or affidavit and for the full and continuous protection of the Administrative Agent from the effect of such Lien claim or affidavit; or (d) contest such claim, with diligence, in good faith and as required by applicable Laws, in a manner which will have the effect of releasing or bonding such claim. In the case of a Lien contest pursuant to clause (d) above, the Maximum Credit Amount of the Borrowing Base Property affected by such claim may be reduced by an amount equal to one hundred fifty percent (150%) of the amount of such claim.

6.15.     Construction Responsibilities. The Borrower shall construct or cause the construction of the Houses, LUD and Lots in a workmanlike manner. The construction of the Houses, LUD and Lots shall be in compliance with all applicable Governmental Requirements. The Borrower shall be solely responsible for all aspects of the Borrower’s business in connection with the construction of Houses, LUD and Lots, including, without limitation, for the quality and suitability of the plans and specifications and their compliance with all Governmental Requirements, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, material suppliers and consultants and the accuracy of all Borrowing Base Certificates, Borrowing Notices and the proper application of all Borrowings. The Administrative Agent is not obligated to supervise, inspect or inform the Borrower or any third party of any aspect of the construction of the Houses, LUD or Lots, or any other matter referred to above.

6.16.     Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and with the FCPA and any other Anti-Corruption Laws.

6.17.      Anti-Money Laundering Compliance. The Borrower will, and will cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with anti-money laundering Laws.

ARTICLE VII
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized) hereunder and under the other Loan Documents have been paid in full, and all Letters of Credit have expired or been canceled (without any pending drawings), the Borrower covenants and agrees with the Lenders that:

7.1.        Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except for:

(a)           the Loans, the L/C Disbursements and Obligations in respect of Cash Management Services;

(b)          the Bond Indenture;

(c)           existing Indebtedness described on Schedule 7.1;

(d)          Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (in each case to the extent such acquisition is otherwise permitted hereby) before the acquisition thereof (only if such Indebtedness is incurred before or within 90 days after such acquisition or the completion of such construction or improvements), and any renewal or extension of such Indebtedness that does not increase the principal amount thereof; provided that the aggregate principal amount of such Indebtedness may not exceed $10,000,000 at any time outstanding;

(e)           any Mortgage Repurchase Facility Debt;

(f)           Profit and Participation Agreements;

(g)         Nonrecourse Indebtedness of Century Living, LLC and its Subsidiaries as of the Closing Date and other Nonrecourse Indebtedness to the extent that the aggregate principal amount of all such Nonrecourse Indebtedness under this clause (g) at any time outstanding does not exceed 20.0% of the Borrower’s consolidated Tangible Net Worth; provided, further, that, in the event that (i) the Borrower or any of its Subsidiaries shall incur any Indebtedness that is permitted to be incurred under this clause (g) and (ii) subsequent to the date of the incurrence of such Indebtedness, such Indebtedness shall cease to be permitted hereunder as a result of a subsequent decrease in the Borrower’s Tangible Net Worth, then the continued existence of such Indebtedness following such decrease in the Borrower’s Tangible Net Worth shall not constitute a breach or violation of this clause (g), but the Borrower and its Subsidiaries shall not be entitled to incur any additional Indebtedness under this clause (g) until such time as such additional Indebtedness would be permitted to be incurred pursuant to the foregoing provisions of this clause (g); and

(h)          other Indebtedness, unless, as of the date of the incurrence of such Indebtedness and after giving pro forma effect thereto, (i) any Default or Event of Default shall exist or would result therefrom or (ii) the Borrower shall be in breach of any of the financial covenants set forth in Section 7.18.

7.2.        Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Subsidiary, except for:

(a)           Liens in favor of the Administrative Agent, for the benefit of the Lenders;

(b)        encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or its Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(c)         Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established;

(d)          Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business, or are being dealt with by Borrower in accordance with Section 6.14;

(e)          Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Indebtedness), or leases, in each case, made in the ordinary course of business;

(f)         purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capitalized Lease Obligations), only if (i) such Lien secures Indebtedness permitted by Section 7.1(d), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(g)          Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution, only if (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

(h)         judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(i)           Liens securing Profit and Participation Agreements;

(j)           Liens securing any Mortgage Repurchase Facility Debt;

(k)          Permitted Acquisition Liens; and

(l)           Liens securing Indebtedness permitted under Section 7.1(g) or (h) in an aggregate amount not to exceed 20.0% of the Borrower’s consolidated Tangible Net Worth; provided that such Liens do not encumber any Borrowing Base Property.

7.3.        Mergers, Etc. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, divide, dissolve or liquidate, except that (i) any Subsidiary may merge or consolidate with the Borrower so long as the Borrower is the surviving entity, (ii) any Subsidiary may merge or consolidate with another Subsidiary so long as, if a Subsidiary that is a Guarantor is involved in such merger or consolidation, such Guarantor is the surviving entity, and (iii) Permitted Acquisitions will be allowed.

7.4.        Restricted Payments. The Borrower shall not, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property or obligations) on account of its Equity Interests, or redeem, purchase, retire, cancel, call or otherwise acquire any of its Equity Interests, or permit any of its Subsidiaries to purchase or otherwise acquire any Equity Interest of the Borrower or another Subsidiary of the Borrower, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, cancellation or other acquisition of any of its Equity Interests, or incur any obligation (contingent or otherwise) to do any of the foregoing, if, as of the date of such transaction and after giving pro forma effect thereto, (i) any Default or Event of Default shall exist or would result therefrom or (ii) the Borrower shall be in breach of any of the financial covenants set forth in Section 7.18.

7.5.       Investments. The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, except for:

(a)           Investments existing on the Closing Date described in Schedule 7.5;

(b)         readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(c)        fully insured certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by either (i) any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000 or (ii) any Lender;

(d)          commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service;

(e)          Permitted Acquisitions;

(f)           Investments in Subsidiaries that are Guarantors;

(g)         advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable which are not more than sixty (60) days past due;

(h)          advances to employees for the payment of expenses in the ordinary course of business; and

(i)          Investments in Subsidiaries that are engaged primarily in the residential mortgage lending business or the residential title insurance business; provided that the amount of any Investment made pursuant to this clause (i), together with all other Investments then outstanding and made under this clause (i), does not exceed 20.0% of the Borrower’s consolidated Tangible Net Worth determined at the time of such Investment (with each Investment being valued as of the date made, without regard to subsequent changes in value).

7.6.        Limitation on Issuance of Equity. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign, or otherwise dispose of (a) any of its stock or other equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its stock or other equity interests, or (c) any option, warrant or other right to acquire any of its stock or other equity interests, to the extent such transaction would result in a breach of any of the financial covenants set forth in Section 7.18.

7.7.       Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of the Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

7.8.        Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make any Disposition, except (a) Dispositions of Houses, Land, Entitled Land, LUD or Lots in the ordinary course of business, or (b) Dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of its business, (c) Dispositions of golf courses or (d) Dispositions of Houses, Land, Entitled Land, LUD or Lots to another Subsidiary.

7.9.       Sale and Leaseback. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person, except for the sale and leaseback of Model Houses in the ordinary course of business.

7.10.      Prepayment of Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Indebtedness, except the Obligations under the Loan Documents. Notwithstanding the foregoing, such payment of Indebtedness may be permitted so long as (a) no Default or Event of Default exists, (b) such payment does not, or is not reasonably expected to, result in a Material Adverse Event, and (c) the Obligations are simultaneously paid in a percentage that is equal to the percentage of the other Indebtedness that is being paid.

7.11.     Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (a) the businesses of homebuilding, Land acquisition or Land development, or a business reasonably related thereto, or (b) the businesses of residential mortgage lending or residential title insurance. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in its credit collection policies if such change would materially impair the collectability of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

7.12.      Environmental Protection. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (a) use (or permit any tenant to use) any of their respective Properties or assets for the handling, processing, storage, transportation or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material or (d) otherwise conduct any activity or use any of their respective Properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of its Subsidiaries would be responsible. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use and store Hazardous Materials in the ordinary course of the Borrower’s homebuilding business, in customary quantities, in compliance with all applicable Environmental Laws.

7.13.     Accounting. The Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Administrative Agent and the Lenders, or (b) in tax reporting treatment, except as required by law and disclosed to the Administrative Agent and the Lenders.

7.14.      Burdensome Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries or any Loan Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which (a) except for the Bond Indenture, directly or indirectly prohibits the Borrower, any of its Subsidiaries or any Loan Party from creating or incurring a Lien on any of its Property, revenues, or assets, whether now owned or hereafter acquired, (b) directly or indirectly prohibits any of its Subsidiaries or any Loan Party to make any payments, directly or indirectly, to the Borrower by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals or otherwise or (c) in any way would be contravened by such Person’s performance of its obligations hereunder or under the other Loan Documents.

7.15.      Subsidiaries. The Borrower shall not, directly or indirectly, form or acquire any Real Estate Subsidiary unless the Borrower complies with the requirements of Section 6.13.

7.16.      Amendments of Constituent Documents. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or restate any of their respective Constituent Documents in any material respect.

7.17.      Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws. Each Loan Party will not, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable Anti-Corruption Law, or (ii) (A) to fund, finance or facilitate any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Arranger, Lender, underwriter, advisor, investor or otherwise).

7.18.       Financial Covenants.

(a)          Leverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, the Leverage Ratio to be greater than 0.60 to 1.00; provided that, at the Borrower’s election, upon delivery of written notice to the Administrative Agent prior to the delivery of a Compliance Certificate pursuant to Section 6.1(d) for any applicable four fiscal quarter period during which the Borrower completes a Material Acquisition, and so long as, at the time of completion of such Material Acquisition, no Default or Event of Default has occurred and is continuing (other than as a result of the Leverage Ratio being greater than 0.60 to 1.00 but less than or equal to 0.65 to 1.00), the Leverage Ratio shall not be greater than 0.65 to 1.00 as of the last day of such fiscal period and the following three fiscal periods (the “Leverage Increase Period”); provided further that any such Leverage Increase Periods shall be non-consecutive.

(b)         Interest Coverage Ratio. The Borrower shall not permit, for any four fiscal quarter period, the ratio of (a) EBITDA, to (b) Cash Interest Expense, in each case for the Borrower and its Subsidiaries, on a consolidated basis, for such four fiscal quarter period, to be less than 1.50 to 1.00.

(c)          Tangible Net Worth. The Borrower shall not permit, as of the last day of any fiscal quarter, Tangible Net Worth for the Borrower and its Subsidiaries, on a consolidated basis, to be less than the sum of (a) $1,747,040,545, plus (b) 50% of the net cash proceeds of any issuances of Equity Interests of the Borrower after September 30, 2024, plus (c) 50% of the amount of quarterly net income of the Borrower and its Subsidiaries, on a consolidated basis (but without deduction for any net loss), after September 30, 2024.

(d)         Liquidity. The Borrower shall not permit, as of the last day of any fiscal quarter, Liquidity for the Borrower and its Subsidiaries, on a consolidated basis, to be less than $40,000,000.

(e)         Risk Asset Ratio. The Borrower shall not permit, as of the last day of any fiscal quarter, the Risk Asset Ratio to be greater than 1.50 to 1.00.

ARTICLE VIII
DEFAULTS AND REMEDIES

8.1.        Events of Default. The occurrence of any one or more of the following events is an Event of Default (each, an “Event of Default”):

(a)         any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension or any certificate or information delivered in connection with this Agreement or any other Loan Document is materially false on the date made or deemed to have been made or confirmed;

(b)          nonpayment of (i) principal of any Loan or any L/C Disbursement when due or (ii) interest upon any Loan, any commitment fee or L/C Fee, or any other obligation under any of the Loan Documents within five days after it becomes due;

(c)          the breach of any of the provisions of Section 6.1(h), 6.2, 6.5, 6.6, 6.13 and 6.17 or Article VII;

(d)         the breach (other than a breach that is an Event of Default under another clause of this Section 8.1) of any of the terms or provisions of this Agreement or any other Loan Document that is not remedied within 30 days after the earlier of (i) the Borrower becoming aware of such breach and (ii) the Administrative Agent notifying the Borrower of such breach;

(e)          (i) failure of the Borrower or any Subsidiary to pay when due any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness, (ii) the default (beyond any applicable grace period) by the Borrower or any Subsidiary in the performance of any term, provision or condition in any Material Indebtedness Agreement, or any other event or condition, that causes, or permits the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due before its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated before its stated expiration date (provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the sale or transfer of, or an event of loss with respect to, the property or assets securing such Indebtedness), (iii) any portion of Material Indebtedness being declared due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) before the stated maturity thereof (provided that this clause (iii) shall not apply to secured Indebtedness that becomes due as a result of the sale or transfer of, or an event of loss with respect to, the property or assets securing such Indebtedness) or (iv) the Borrower, any of its Subsidiaries or any other Loan Party shall be in default under the Bond Indenture, after the expiration of any applicable grace period;

(f)           the Borrower or any Subsidiary (i) has an order for relief entered with respect to it under the federal bankruptcy Laws, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or a substantial part of its Property, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy Laws or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 8.1(f), (vi) fails to contest in good faith any appointment or proceeding described in this Section 8.1(f), or (vii) fails to pay, or admits in writing its inability to pay, its debts generally as they become due;

(g)          without the application, approval or consent of the Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower, any Subsidiary or a substantial part of its Property, or a proceeding described in Section 8.1(f)(iv) is instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for 60 days;

(h)          any Governmental Authority condemns, seizes or otherwise appropriates, or takes custody or control of (whether under RICO or otherwise), all or any portion of the Borrowing Base Property of the Borrower and its Subsidiaries that, when taken together with all other Borrowing Base Property so condemned, seized, appropriated, or taken custody or control of, during the 12-month period ending with the month in which any such action occurs, exceeds $10,000,000;

(i)           the Borrower or any Subsidiary fails within 45 days to pay, obtain a stay with respect to, or otherwise discharge one or more (i) judgments or orders for the payment of money of more than $10,000,000 (or the equivalent thereof in currencies other than Dollars) (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has been notified of such judgment or order and has not denied coverage therefor) in the aggregate, or (ii) nonmonetary judgments or orders that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, in each case which are not stayed on appeal or otherwise being appropriately contested in good faith, or any action is legally taken by a judgment creditor to attach or levy upon any Property of the Borrower or any Subsidiary to enforce any such judgment;

(j)           any of the following events shall occur or exist with respect to any Loan Party or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan; and in each case of clauses (i) and (ii), such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Administrative Agent subject any Loan Party or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U.S. Department of Labor or otherwise (or any combination thereof) which in the aggregate could reasonably be expected to result in a Material Adverse Event;

(k)          nonpayment by the Borrower or any Subsidiary of any Swap Obligation that constitutes Material Indebtedness when due or the breach by the Borrower or any Subsidiary of any term, provision or condition in any Swap that constitutes Material Indebtedness or any transaction of the type described in the definition of “Swap” that constitutes Material Indebtedness, whether or not any Lender or Affiliate of a Lender is a party thereto;

(l)           any Change of Control;

(m)         [reserved];

(n)          any Loan Document fails to remain in full force or effect or any action is taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor fails to comply with any of the terms or provisions of any Guaranty to which it is a party, any Guarantor repudiates or purports to revoke its Guaranty or any Guarantor otherwise denies that it has any further liability under its Guaranty or gives notice to such effect;

(o)          the Borrower without the prior written consent of the Administrative Agent, creates, places or permits to be created or placed, or through any act or failure to act, acquiesces in the placing of, or allows to remain, any mortgage, pledge, Lien (statutory, constitutional or contractual), security interest, exception, encumbrance or charge, or conditional sale or other title retention agreement, with respect to the Borrowing Base Property, except Liens described in clauses (a) through (f) of Section 7.2; provided, however, that if such further encumbrance is a mechanic’s lien, then the provisions of Section 6.14 shall control; provided, further, that if any Borrowing Base Property becomes subject to a Lien described in Section 7.2(h), such Property shall no longer constitute and shall be automatically excluded from the Borrowing Base, and the creation of such Lien shall not constitute a Event of Default under this Section 8.1(o); and

(p)          the holder of any Lien or security interest on all or any portion of the Borrowing Base Property having an aggregate Maximum Credit Amount in excess of $10,000,000 (without hereby implying the Administrative Agent’s consent to the existence, placing, creating or permitting of any such Lien or security interest) institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

8.2.        Acceleration; Remedies.

(a)          If any Event of Default described in Section 8.1(f) or (g) occurs with respect to the Borrower:

(i)          the obligations of the Lenders to make Loans and the obligation and power of the Issuing Banks to issue Letters of Credit shall automatically terminate;

(ii)         the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action by the Administrative Agent, any Issuing Bank or any Lender; and

(iii)        the Borrower shall be and become thereby unconditionally obligated, without any further notice, act or demand, to Cash Collateralize the L/C Obligations at such time in an amount equal to 105% of the outstanding L/C Obligations plus any accrued and unpaid interest thereon.

(b)          If any other Event of Default occurs, the Administrative Agent may, with the consent of the Required Lenders, and at the request of the Required Lenders shall, take any or all of the following actions:

(i)           terminate the Commitments;

(ii)       declare the Obligations under this Agreement and the other Loan Documents to be due and payable, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives; and

(iii)        demand the Borrower to, and the Borrower shall, forthwith upon such demand and without any further notice or act, Cash Collateralize the L/C Obligations at such time in an amount equal to 105% of the outstanding L/C Obligations plus any accrued and unpaid interest thereon.

(c)          The Administrative Agent may at any time or from time to time apply funds in the L/C Collateral Account to the payment of the Obligations as provided in Section 8.3.

(d)          While any Event of Default is continuing, or if any Letter of Credit remains outstanding after the Facility Termination Date, neither the Borrower nor any Person claiming on behalf of or through the Borrower may withdraw any of the funds held in the L/C Collateral Account. After the Obligations (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized) under this Agreement and the other Loan Documents have been indefeasibly paid in full, the Aggregate Commitment has been terminated and no Letters of Credit are outstanding, any funds remaining in the L/C Collateral Account will be returned by the Administrative Agent to the Borrower or paid to whomever is legally entitled thereto.

(e)          Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under Applicable Law.

8.3.        Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in Section 8.2(a)), the Administrative Agent shall apply any amounts it receives on account of the Obligations in the following order:

(a)          first, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)          second, to payment of fees, indemnities and other reimbursable expenses (other than principal, L/C Disbursements, interest, L/C Fees and commitment fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the Lenders and Issuing Banks as required by Section 10.3 and amounts payable under Article III);

(c)          third, to payment of accrued and unpaid L/C Fees, commitment fees and interest on the Loans and L/C Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the amounts described in this Section 8.3(c) payable to them;

(d)          fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements, Lender-Provided Swaps and Cash Management Services and (ii) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this Section 8.3(d) payable to them; provided that (x) any amounts applied pursuant to clause (ii) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to Cash Collateralize such L/C Obligations, (y) subject to Section 2.20, amounts used to Cash Collateralize the L/C Obligations pursuant to this Section 8.3(d) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral attributable to such Letter of Credit shall be distributed in accordance with this Section 8.3(d);

(e)          fifth, to payment of all other Obligations ratably among the Administrative Agent, the Lenders, and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f)           last, the balance, if any, to the Borrower or as otherwise required by law.

Notwithstanding anything to the contrary set forth above, (x) Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its Property, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in this Section 8.3, and (y) Obligations arising under Lender-Provided Swaps and Cash Management Services provided by a Lender or Affiliate of a Lender other than U.S. Bank or one of its Affiliates shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent requests, from the applicable Lender (or Affiliate of a Lender) in accordance with the definition of “Obligations.” Each Affiliate of a Lender that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
THE ADMINISTRATIVE AGENT

9.1.        Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 9.6(c), the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

9.2.       Rights as a Lender or Issuing Bank. The Person serving as the Administrative Agent hereunder has the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank and may exercise them as though it were not the Administrative Agent, and the term “Lender” or “Lenders,” unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3.         Exculpatory Provisions.

(a)           The Administrative Agent has no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower and its Subsidiaries. Without limiting the generality of the foregoing, the Administrative Agent:

(i)         is not subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)         has no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as is expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent is not required to take any action that, in the opinion of the Administrative Agent or its counsel, could expose the Administrative Agent to liability or is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that could be in violation of the automatic stay under any Debtor Relief Law or that could effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)        does not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the circumstances as provided in Sections 8.2 and 10.2(b)), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank.

(c)          The Administrative Agent is not responsible for and has no duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4.        Reliance by Administrative Agent. The Administrative Agent may rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5.        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and apply to their respective activities in connection with the syndication of the facilities hereunder as well as activities as Administrative Agent. The Administrative Agent is not responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6.         Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders may, with the consent of the Borrower (so long as no Event of Default has occurred and is continuing and such consent not to be unreasonably withheld, conditioned or delayed), appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as is agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but is not obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent; provided that in no event may any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment 30 days after the Administrative Agent receives notice of its removal (or such earlier day as is agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent. To the extent the retiring or removed Administrative Agent is holding cash, deposit account balances or other credit support as collateral for Cash Collateralized Letters of Credit, the retiring or removed Administrative Agent shall at or reasonably promptly following the Resignation Effective Time cause such collateral to be transferred to the successor Administrative Agent or, if no successor Administrative Agent has been appointed and accepted such appointment, to the respective Issuing Banks ratably according to the outstanding amount of Cash Collateralized Letters of Credit issued by them, in each case to be held as collateral for such Cash Collateralized Letters of Credit in accordance with this Agreement.

9.7.        Non-Reliance on Agents and Other Lenders. Each of the Lenders and Issuing Banks expressly acknowledges that neither the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of, the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or Issuing Bank as to any matter, including whether the Administrative Agent or any Arranger has disclosed material information in their (or their Related Parties’) possession. Each of the Lenders and Issuing Banks represent to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Issuing Bank, any other Lender, or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each of the Lenders and Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Issuing Bank, any other Lender, or any of their Related Parties and based on such documents and information as it from time to time deems appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower. Each of the Lenders and Issuing Banks (a) represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course of its business and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit, or providing other facilities set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security, (b) agrees not to assert a claim in contravention of the foregoing, and (c) represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit, or provide other facilities set forth herein, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit, or provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issuing or participating in letters of credit or providing such other facilities.

9.8.       No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agent or Co-Documentation Agent has any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank.

9.9.      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

9.10.      Guarantor Releases. The Lenders hereby empower and authorize the Administrative Agent to release any Guarantor from its obligations under the Loan Documents if such Person is no longer required to be a Guarantor or if such Person is sold, transferred or assigned in accordance with and to the extent permitted by this Agreement. Upon the request of the Administrative Agent at any time, the Required Lenders shall confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Loan Documents pursuant to the foregoing. In each case as specified herein, the Administrative Agent may (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party reasonably requests to release a Guarantor from its obligations under the Guaranty, in each case in accordance with the Loan Documents.

9.11.       Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (i) clause (i) of Section 9.11(a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) of Section 9.11(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12.       Erroneous Payments.

(a)          If the Administrative Agent notifies a Lender, Issuing Bank or other holder of any Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.12(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting Section 9.12(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):

(i)          (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)         such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).

(c)          Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document against any amount due to the Administrative Agent under Section 9.12(a) or under the indemnification provisions of this Agreement.

(d)          An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from a Loan Party for the purpose of satisfying any Obligation.

(e)          To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.

(f)          Each party’s agreements under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.

ARTICLE X
MISCELLANEOUS

10.1.      Notices; Effectiveness; Electronic Communication.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)) and notices pursuant to the definition of “Obligations” (which shall be given via email in accordance with Section 10.1(b) and Exhibit D), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)          if to the Borrower, to it at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Scott Dixon, Chief Financial Officer, Email: scottd@centurycommunities.com;

(ii)         if to the Administrative Agent, to it at U.S. BANK NATIONAL ASSOCIATION, 4100 Newport Place Drive, Suite 900, Newport Beach, CA 92660, Attention: Brianna Palazzo, Email: brianna.palazzo@usbank.com; and

(iii)         if to a Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next business day for the recipient), except that notices to the Administrative Agent, a Lender or an Issuing Bank under Article II shall not be effective unless and until actually received. Notices delivered through electronic communications pursuant to Section 10.1(b) shall be effective as provided in Section 10.1(b).

(b)          Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing does not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines. Such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Change of Address, etc. Any party hereto may change its address or facsimile number above by notice to the other parties hereto as provided in this Section 10.1.

(d)          Platform.

(i)          The Borrower agrees that the Administrative Agent may, but is not obligated to, make the Communications available to the Issuing Banks and the Lenders by posting the Communications on the Platform.

(ii)         The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied, or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to the Borrower, any Lender, any Issuing Bank, or any other Person for damages of any kind, including direct or indirect, special, incidental, or consequential damages, losses, or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document, or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 10.1, including through the Platform.

10.2.       Amendments and Waivers.

(a)          No delay or omission of the Lenders, the Issuing Banks or the Administrative Agent to exercise any right under the Loan Documents will impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any Credit Extension notwithstanding an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right. All remedies in the Loan Documents or afforded by Applicable Law shall be cumulative and all shall be available to the Administrative Agent and the Lenders until (a) the Obligations have been irrevocably paid and performed in full and (b) the Lenders no longer have any commitment to provide any financial accommodations to the Borrower or any other Loan Party under any Loan Document.

(b)          Except as otherwise expressly set forth in this Agreement, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by any Loan Party shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent may:

(i)          extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or Event of Default is not an extension or increase of any Commitment of any Lender);

(ii)         reduce the principal of, or rate of interest specified herein on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders is necessary (i) to amend Section 2.11 or to waive the obligation of the Borrower to pay interest at the rate imposed pursuant thereto or (ii) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii)       postpone any date scheduled for any payment of principal of, or interest on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv)       change the definition of “Applicable Percentage” or Section 2.19, Section 2.23(a)(ii) or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)        change Section 2.20(a) in a manner that would permit the expiration date any Letter of Credit to occur after the Facility Termination Date without the written consent of each Revolving Lender;

(vi)        without the written consent of all the Lenders, release all or substantially all of the Guarantors; or

(vii)     change any provision of this Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

provided, further, that no such amendment, waiver or consent may amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, and (B) any Issuing Bank, unless in writing executed by such Issuing Bank, in each case in addition to the Borrower and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender has any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) a Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders requires the consent of such Defaulting Lender.

Notwithstanding the foregoing, provisions within Letters of Credit and L/C Documents may be amended, modified, or waived as permitted by the terms of such documents and applicable Law, and nothing in this Section 10.2(b) shall be construed to require any additional consent of any party hereto for such amendments, modifications, or waivers.

In addition, notwithstanding anything in this Section 10.2(b) to the contrary, if the Administrative Agent and the Borrower jointly identify an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower may amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the such amendment is not objected to in writing by any Issuing Bank (solely to the extent such provision affects or may affect such Issuing Bank in its capacity as an Issuing Bank) or the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.

10.3.      Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the initial syndication of the facilities hereunder prior to the date hereof, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated), (ii) all reasonable out‑of‑pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or (B) in connection with the Loans or Letters of Credit, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          Indemnification by the Borrower. The Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (iii) any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (y) result from a claim not involving an act or omission of the Borrower and brought by an Indemnitee against another Indemnitee (other than against the Arrangers or the Administrative Agent in their capacities as such). This Section 10.3(b) does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.3(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section 10.3(c) are subject to Section 10.11.

(d)          Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Lender-Related Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. Neither the Borrower nor any Lender-Related Party shall be liable for (i) any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or (ii) any special, indirect, consequential, exemplary or punitive damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (provided that nothing contained in this clause (ii) shall limit or otherwise relieve the Borrower’s indemnity obligations under Section 10.3(b)).

(e)          Payments. All amounts due under this Section 10.3 are payable promptly after demand therefor.

(f)          Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

10.4.       Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.4(b), (ii) by way of participation in accordance with the provisions of Section 10.4(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.4(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.4(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.4(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in Section 10.4(b)(i)(A) the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if such Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)      Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned.

(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.4(b)(i)(B) and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the credit facilities hereunder;

(B)      the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)         the consent of each Issuing Bank shall be required.

(iv)       Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)       No Assignment to Certain Persons. No such assignment may be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender, would constitute a Defaulting Lender or a Subsidiary thereof or (C) a Competing Homebuilder.

(vi)      No Assignment to Natural Persons. No such assignment may be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under Applicable Law without compliance with the provisions of this Section 10.4(b)(vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.4(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(d).

(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any Competing Homebuilder) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b)(i) through (viii) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4, and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(g) (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b); provided that such Participant (x) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under Section 10.4(b); and (y) shall not be entitled to receive any greater payment under Section 3.1 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.5 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender has any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) has no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment may release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary herein, if at any time U.S. Bank or any other Issuing Bank assigns all of its Commitments and Revolving Loans pursuant to Section 10.4(b), U.S. Bank or any other Issuing Bank may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower may appoint from among the Lenders a successor Issuing Bank; provided that the Borrower’s failure to appoint a successor shall not affect the resignation of such Issuing Bank. If any Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective time of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to fund risk participations pursuant to Section 2.20(e)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (b) the successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, issued by the retiring Issuing Bank outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

10.5.     Setoff. In addition to, and without limitation of, any rights of the Lenders under Applicable Law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, the Borrower authorizes each Lender, each Issuing Bank and each of their respective Affiliates, with the prior written consent of the Administrative Agent, to offset and apply all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”) toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, are contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such Deposit, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; provided that if any Defaulting Lender exercises such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23(d) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

10.6.      Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

10.7.      Survival. All covenants, agreements, representations and warranties made by any Loan Party in any Loan Document or other documents delivered in connection therewith or pursuant thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized) remains unpaid or unsatisfied or any Letter of Credit remains outstanding and so long as the Commitments have not expired or been terminated. The provisions of Sections 3.1, 3.2, 3.4, 10.3, and 10.7 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of any Loan Document or any provision thereof.

10.8.      Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, no Issuing Bank or Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.9.      Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.10.    Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Loan Parties, the Administrative Agent, the Issuing Banks and the Lenders and supersede all prior agreements and understandings between the Loan Parties, the Administrative Agent, the Issuing Banks and the Lenders relating to the subject matter thereof other than those in any fee letter entered into in connection with the transaction that is the subject of this Agreement, which shall survive and remain in full force and effect during the term of this Agreement.

10.11.    Several Obligations. The obligations of the Lenders hereunder are several and not joint and no Lender is the partner or agent of any other (except to the extent the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

10.12.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.13.     Treatment of Certain Information.

(a)          Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information, except that Information may be disclosed:

(i)         to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(ii)        to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(iii)         to the extent required by Applicable Laws or by any subpoena or similar legal process;

(iv)        to any other party hereto;

(v)         in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(vi)        subject to an agreement containing provisions substantially the same as those of this Section 10.13(a), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder;

(vii)       on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities contemplated hereby or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities hereunder;

(viii)      with the consent of the Borrower; or

(ix)        to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.13(a) or (B) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 10.13(a).

In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Arrangers or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section 10.13(a), “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.13(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

(b)          Public Information. The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities Laws (provided that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 10.13(a)); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the applicable electronic submission system (e.g., DebtX) designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the applicable electronic submission system (e.g., DebtX) not designated “Public Side Information.” Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

10.14.    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions.

10.15.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Arranger, the Bookrunner, the Administrative Agent, any Issuing Bank or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Arranger, the Administrative Agent, any Issuing Bank or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16.    PATRIOT Act. Each Lender subject to the PATRIOT Act hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.

10.17.    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it has been executed by the Administrative Agent, and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.18.   Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including E-SIGN, ESRA, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19.   Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of any Loan Party, the Administrative Agent and each Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Administrative Agent and each Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, ESRA, with the image of such instrument in the Administrative Agent’s or such Lender’s possession constituting an “authoritative copy” under ESRA. If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including ESRA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Administrative Agent and each Lender may rely on any such electronic signatures without further inquiry.

10.20.    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

10.21.    Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (a) affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction, (b) waive any Law providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code §§ 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (c) affect which courts have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to a Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

10.22.    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.21. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.23.    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

10.24.    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

10.25.     Judicial Reference.

(a)          Any and all disputes, claims and controversies arising out of, connected with or relating to this Agreement or any other Loan Document or the transactions contemplated thereby (individually, a “Dispute”) that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law shall be subject to the terms of this Section 10.25 in lieu of the jury trial waivers otherwise provided in the Loan Documents. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to judicial reference, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Notwithstanding the foregoing, this paragraph shall not apply to any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any similar master agreement governing any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing).

(b)          Any and all Disputes shall be heard by a referee and resolved by judicial reference pursuant to California Code of Civil Procedure (“CCCP”) §§ 638 et seq.

(c)          The referee shall be a retired California state court judge or an attorney licensed to practice law in the State of California with at least 10 years’ experience practicing commercial law. The parties hereto (the “Parties”) shall not seek to appoint a referee that may be disqualified pursuant to CCCP § 641 or § 641.2 without the prior written consent of all Parties. If the Parties are unable to agree upon a referee within 10 calendar days after one Party serves a written notice of intent for judicial reference upon the other Parties, then the referee will be selected by the court in accordance with CCCP § 640(b).

(d)          The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the CCCP, the Rules of Court, and the California Evidence Code, except as otherwise specifically agreed by the Parties and approved by the referee. The referee’s statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with CCCP §§ 644 and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court.

(e)          Notwithstanding the preceding agreement to submit Disputes to a judicial referee, the Parties and the other Loan Documents preserve, without diminution, certain rights and remedies at law or equity and under the Loan Documents that such Parties may employ or exercise freely, either alone or in conjunction with or during a Dispute. Each Party shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self-help including peaceful occupation of property and collection of rents, setoff, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of a judicial referee to grant similar remedies that may be requested by a party in a Dispute. No provision in the Loan Documents regarding submission to jurisdiction or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for judicial reference of any Dispute. The Parties do not waive any applicable federal or state substantive law (including without limitation the protections afforded to banks under 12 U.S.C. § 91 or any similar applicable state law) except as provided herein.

(f)          If a Dispute includes multiple claims, some of which are found not subject to this Section 10.25, the Parties shall stay the proceedings of the claims not subject to this Section 10.25 until all other claims are resolved in accordance with this Section 10.25. If there are Disputes by or against multiple parties, some of which are not subject to this Section 10.25, the Parties shall sever the Disputes subject to this Section 10.25 and resolve them in accordance with this Section 10.25.

(g)          During the pendency of any Dispute that is submitted to judicial reference in accordance with this Section 10.25, each of the Parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the referee in performing the services described in this Section 10.25. The compensation of the referee shall not exceed the prevailing rate for like services. The prevailing Party shall be entitled to reasonable court costs and legal fees, including customary attorney fees, expert witness fees, paralegal fees, the fees of the referee and other reasonable costs and disbursements charged to the party by its counsel, in such amount as is determined by the referee. In the event of any challenge to the legality or enforceability of this Section 10.25, the prevailing Party shall be entitled to recover the costs and expenses from the non-prevailing Party, including reasonable attorneys’ fees, incurred by it in connection therewith.

(h)          THIS SECTION 10.25 CONSTITUTES A “REFERENCE AGREEMENT” BETWEEN THE PARTIES WITHIN THE MEANING OF AND FOR PURPOSES OF CCCP § 638.

10.26.   Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.27.   Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Issuing Banks and the Administrative Agent have executed this Agreement as of the date first above written.

CENTURY COMMUNITIES, INC.

By:	/s/ Scott Dixon
Name:	Scott Dixon
Title:	Chief Financial Officer

Signature Page to Credit Agreement
Century Communities, Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender, as an Issuing Bank and as Administrative Agent

By:	/s/ Brianna Palazzo
Name:	Brianna Palazzo
Title:	Vice President

Signature Page to Credit Agreement
Century Communities, Inc.

BANK OF AMERICA, N.A., as a Lender and Issuing Bank

By:	/s/ Helen Chan
Name:	Helen Chan
Title:	Vice President

Signature Page to Credit Agreement
Century Communities, Inc.

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Nadeige Dang
Name:	Nadeige Dang
Title:	Executive Director

Signature Page to Credit Agreement
Century Communities, Inc.

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By:	/s/ Talianna Carlson-Manne
Name:	Talianna Carlson-Manne
Title:	Senior Vice President

Signature Page to Credit Agreement
Century Communities, Inc.

PNC BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By:	/s/ J. Richard Litton
Name:	J. Richard Litton
Title:	Senior Vice President

Signature Page to Credit Agreement
Century Communities, Inc.

BMO BANK, N.A., as a Lender and Issuing Bank

By:	/s/ Lisa Smith Boyer
Name:	Lisa Smith Boyer
Title:	Director

Signature Page to Credit Agreement
Century Communities, Inc.

ZIONS BANCORPORATION, N.A. dba VECTRA BANK COLORADO, as a Lender

By:	/s/ Hans Forslund
Name:	Hans Forslund
Title:	Vice President

Signature Page to Credit Agreement
Century Communities, Inc.

TEXAS CAPITAL BANK, as a Lender and an Issuing Bank

By:	/s/ Jason Williams
Name:	Jason Williams
Title:	Executive Director

Signature Page to Credit Agreement
Century Communities, Inc.